Exhibit (a)(1)

Offering Circular

GENCOR INDUSTRIES, INC.

CASH TENDER OFFER
AND
OFFER TO EXCHANGE
10% JUNIOR SUBORDINATED NOTES
FOR
SHARES OF OUR COMMON STOCK

$2.00 cash plus $1.00 note per share

THE CASH TENDER OFFER AND EXCHANGE OFFER, AND RELATED WITHDRAWAL RIGHTS,
WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON THURSDAY, DECEMBER 11, 2003, UNLESS EXTENDED.

      Gencor Industries, Inc., a Delaware corporation, hereby makes a cash tender offer of $2.00 plus an exchange offer of $1.00 in principal amount of our 10% junior subordinated notes, which we refer to as the “notes,” for each outstanding share of our common stock, par value $0.10 per share, upon the terms and subject to the conditions set forth in this document and the related letter of transmittal, which, as amended or supplemented from time to time, together constitute the “offer.”

      Although the offer is being made to all holders of shares of our common stock, E. J. Elliott, Chairman of the board of directors and our President, John Elliott, Executive Vice President and a director of Gencor, Marc G. Elliott, President of our Construction Equipment Group, Michael Elliott, the Elliott Foundation, Inc., and their immediate family members, collectively referred to as the “Continuing Stockholders,” have advised us that they do not intend to tender in the offer any shares beneficially owned by them.

      The offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the offer not less than 2,669,006 shares, which represents a majority of the currently outstanding shares, other than shares owned by us, the Continuing Stockholders and our other affiliates, which we refer to as the “Majority of Minority Condition.” We reserve the right to waive this condition and purchase any shares that are tendered, provided our purchase of the shares does not result in our shares of common stock being held by less than 300 stockholders of record. All shares validly tendered and not withdrawn will be purchased upon the terms and subject to the conditions of the offer.

      The securities are being offered pursuant to an exemption from registration with the Securities and Exchange Commission. The SEC does not pass upon the merits of any securities nor does it pass upon the accuracy or completeness of any offering circular or other selling literature. This transaction has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

i

      Upon completion of the offer, provided the Majority of Minority Condition is met, Gencor and the Continuing Stockholders will engage in a second-step transaction whereby we will acquire all of the shares not tendered in the offer, other than shares held by the Continuing Stockholders, for the same consideration we paid in the offer, subject to any appraisal rights the stockholders may have under Delaware law. A copy of the Delaware’s appraisal rights statute is attached as Schedule III to this offering circular.

      No appraisal or dissenters’ rights are available to stockholders in connection with the offer.

      A second-step transaction will require approval by the board of directors and holders of a majority of our then outstanding shares. The Continuing Stockholders do not currently own a majority of our outstanding shares of common stock, and they will not be able to control the outcome of any stockholder vote on a second-step transaction unless a sufficient number of shares are purchased by us in the offer, so that the percentage of outstanding shares owned by the Continuing Stockholders increases to more than 50%. If the Majority of Minority Condition is met and the offer is completed, but we do not purchase a sufficient number of shares so that the percentage of outstanding shares owned by the Continuing Stockholders is more than 50%, the Continuing Stockholders have advised us that they intend to convert a sufficient numbers of shares of Class B stock into shares of our common stock so that the percentage of outstanding shares owned by the Continuing Stockholders is more than 50%. Once the Continuing Stockholders own a majority of the outstanding shares of our common stock, they would then be able to control the outcome of any stockholder vote on a second-step transaction.

      The consideration payable to the stockholders in any second-step transaction for each share would be $2.00 in cash plus $1.00 in principal amount of our notes. In the event a second-step transaction occurs, the difference between tendering your shares in the offer and not tendering your shares is that you will be paid earlier if you tender your shares in the offer. The Continuing Stockholders will own the entire equity interest in Gencor if a second-step transaction is consummated.

      We are offering to purchase all outstanding shares of our common stock, including any shares that are issued prior to the expiration date pursuant to conversion of any shares of our Class B stock or exercise of outstanding stock options. As of November 13, 2003, there were: (1) 6,884,070 shares of common stock outstanding; (2) 110,000 shares of common stock subject to issuance pursuant to the conversion of 110,000 shares of Class B stock outstanding and held by someone other than a Continuing Stockholder; and (3) 300,000 shares of common stock subject to issuance upon the exercise of outstanding stock options. We do not intend to issue any additional shares of Class B stock, or grant any additional options prior to expiration of the offer. Prior to the commencement of the offer, there were approximately 410 holders of record of our outstanding shares of common stock and eight holders of record of our outstanding Class B stock. All but one of the holders of our outstanding Class B stock is a Continuing Stockholder.

      The board of directors has unanimously approved the offer. However, neither the board of directors, executive officers, the Information Agent nor the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must make the decision whether to tender your shares and, if so, how many shares to tender.

      Quotations for our shares are posted on the Pink Sheets under the ticker symbol “GNCI.PK.” On November 11, 2003, the last full trading day before the printing of this offering circular, the last reported closing sale price quoted on the Pink Sheets was $2.70 per share. We advise you to obtain a current market quotation for our shares before deciding whether to tender your shares.

      A summary of the principal terms of the offer appears on pages 1-7 of this offering circular.

IMPORTANT

      If you wish to tender all or any part of your shares, before the offer expires, you must:

•	If the shares are registered in your name, follow the instructions described in Section 2 under THE OFFER on page 36 carefully, including completing a letter of transmittal in accordance with the instructions and delivering it, along with your share certificate(s) and any other required items, to Continental Stock Transfer & Trust Company, the Depositary for the offer; or

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee if you desire to tender your shares and request that the nominee tender them for you.

      Any stockholder who desires to tender shares and whose certificates for the shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary prior to expiration of the offer must tender the shares pursuant to the guaranteed delivery procedure set forth in Section 2 under THE OFFER on page 37.

      To properly tender shares, stockholders must validly complete the letter of transmittal.

      The purchase price for the shares will be paid net to the tendering stockholder in cash and our notes for all shares purchased. We will pay all charges and expenses of the Depositary, and Georgeson Shareholder Communications Inc., the Information Agent for the offer, incurred in connection with the offer. Tendering stockholders who hold shares in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the letter of transmittal, stock transfer taxes on the purchase of shares by us pursuant to the offer. Those of you holding shares through brokers or banks are urged to consult your broker or bank to determine whether transaction costs are applicable if you tender shares through the brokers or banks and not directly to the Depositary. However, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the substitute form W-9 that is included as part of the letter of transmittal may be subject to required United States Federal Income Tax back-up withholding of 28% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the offer.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with this offer other than those contained in this offering circular or in the related letter of transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us.

      This offering circular does not constitute an offer to exchange or sell or a solicitation of an offer to exchange or buy, any securities other than the securities covered by this offering circular by us or any other person, or any such offer or solicitation of such securities by us or any other such person in any state or other jurisdiction to any person to whom it is unlawful to make any such offer or solicitation. In any state or other jurisdiction where it is required that the securities offered by this offering circular be qualified for offering or that the offering be approved pursuant to tender offer statutes in such state or jurisdiction, no offer is hereby being made to, and tenders will not be accepted from, residents of any such state or jurisdiction unless and until such requirements have been satisfied.

      This offering circular and the related letter of transmittal contain important information that should be read before any decision is made with respect to the offer.

      If you have questions, need assistance or require additional copies of this offering circular, the letter of transmittal or the notice of guaranteed delivery, you should contact Georgeson Shareholder Communications Inc., the Information Agent for the offer, at its address and telephone number set forth below.

THE INFORMATION AGENT FOR THE OFFER IS:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, New York 10004
(888) 549-6618

The Date of this Offering Circular is November 13, 2003

TABLE OF CONTENTS

Page No.

SUMMARY TERM SHEET
IMPORTANT DATES TO REMEMBER
SPECIAL FACTORS
1. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of Gencor after the Offer
2. Position of the Board of Directors; Fairness of the Offer
3. Risk Factors
4. Opinion of Capitalink
5. Rights of Stockholders in the Second-Step Transaction
6. Interests of Certain Persons in the Offer and the Second-Step Transaction
7. Certain United States Federal Income Tax Consequences
THE OFFER
1. Terms of the Offer; Expiration Date
2. Procedures for Tendering Shares
3. Withdrawal Rights
4. Acceptance for Payment and Payment for Shares of our Common Stock
5. Description of the Notes
6. Financing the Offer
7. Dividends and Distributions
8. Certain Conditions of the Offer
9. Certain Legal Matters and Regulatory Approvals
10. Fees and Expenses
11. Miscellaneous
THE COMPANY
1. General
2. Price Range of Shares; Dividends; Stock Repurchases
3. Forward Looking Statements
4. Selected Historical Financial Information
5. Certain Pro Forma Financial Information
6. Preliminary Financial Estimates
7. Beneficial Ownership of Shares
8. Available Information

SCHEDULE I          Information Concerning our Directors and Executive Officers

SCHEDULE II          Opinion of Capitalink, L.C.

SCHEDULE III          Summary of Stockholder Appraisal Rights and Text of Section 262 of the Delaware General Corporate Law

SUMMARY TERM SHEET

      We are offering to acquire all of our outstanding shares of common stock for $2.00 in cash plus $1.00 in principal amount of our notes per share, net to the seller. The following are some of the questions that you may have regarding the offer and answers to those questions. It highlights the most material information in this offering circular, but you should realize that it does not describe all of the details of the offer to the same extent described elsewhere in this document. We urge you to read this entire offering circular and the related letter of transmittal because they contain the full details of the offer. We have included references to the sections of this offering circular where you will find a more complete discussion.

      Who is offering to acquire my shares?

•	We, Gencor Industries, Inc., are offering to acquire all of our outstanding shares of common stock, par value $0.10 per share, in a self-tender offer and exchange offer.

What is the purchase price of my shares and what is the form of payment?

•	We are offering to pay $2.00 in cash plus exchange $1.00 in principal amount of our notes for each share of our common stock, net to the seller. If your shares are purchased in the offer, you will be paid the cash, without interest, and issued the note promptly after the expiration of the offer. We will not issue any notes in denominations of less than $100.00. Any stockholder tendering less than 100 shares will receive $3.00 in cash per share, instead of the $2.00 in cash plus $1.00 in principal amount of our notes per share. In lieu of issuing our notes to stockholders who tender less than 100 shares, we will pay up to $99.00 in cash to these stockholders. For example, if a stockholder tenders 95 shares, the stockholder will receive $190.00 in cash, the same $2.00 in cash per share as all other stockholders tendering shares, plus an additional $95.00 in cash in lieu of $95.00 in principal amount of our notes, for a total of $285.00 in cash. If a stockholder tenders 110 shares, the stockholder will receive $220.00 in cash, the same $2.00 in cash per share as all other stockholders tendering shares, plus $110.00 in principal amount of our notes. Under no circumstances will we pay interest on the cash, even if there is a delay in making payment. See “THE OFFER - Terms of the Offer; Expiration Date,” and “THE OFFER - Description of the Notes.”

What is the purpose of the offer?

•	To provide our stockholders with value and liquidity for their shares of common stock prior to Gencor becoming a private company. The board of directors believes that it is in the best interest of Gencor and its stockholders other than the Continuing Stockholders, who we collectively refer to in this offering circular as the “Public Stockholders,” to terminate our status as a publicly traded company. By becoming a private company, we will eliminate the substantial time and costs, both general and administrative, attendant to maintaining our status as a reporting company under the Exchange Act of 1934, as amended. In addition to expending substantial management time that could otherwise be devoted to operations, we estimate that our total out-of-pocket expenses associated with maintaining our public status are approximately $300,000 per year. Furthermore, as a result of our low and at times volatile stock prices and general economic conditions, we have been unable to fully participate in many of the benefits of being a publicly traded company while incurring all of the cost of maintaining this public company status.

•	Following completion of the offer and a second-step transaction, there will be no remaining stockholders other than the Continuing Stockholders and we will terminate the registration of our shares of common stock under the Exchange Act and will no longer be required to file periodic reports with the SEC. The offer provides stockholders with liquidity for their shares of common stock prior to deregistration for a price that the board of directors has determined to be fair to our Public Stockholders. See “SPECIAL FACTORS - Background and Purpose of the Offer; Certain Effects of the Offer; Plans of Gencor after the Offer.”

Is there a minimum or maximum number of shares you will accept in the offer?

•	As a condition of the offer, we are not obligated to purchase any shares unless at least 2,669,006 shares are tendered for purchase in the offer. This minimum number of shares that must be tendered represents a majority of our currently outstanding shares, other than shares owned by us, the Continuing Stockholders and our other affiliates. We reserve the right to waive this condition, which we refer to as the “Majority of Minority Condition,” and purchase all of the shares tendered in the offer, if upon the purchase of the tendered shares we would still have at least 300 stockholders of record. If the Majority of Minority Condition is met, or if we decide to waive the Majority of Minority Condition, subject to the restrictions discussed above, we will accept for payment all shares that are tendered in the offer. See “THE OFFER - Certain Conditions of the Offer.”

What happens to my shares if I decide not to tender, but the offer is successful?

•	The offer is the first step in a going-private transaction. If the Majority of Minority Condition is met, the Continuing Stockholders have informed the board of directors that they will engage in a second-step transaction whereby each share of common stock held by the Public Stockholders and not tendered in the offer will be converted into the right to receive $2.00 in cash plus $1.00 in principal amount of our notes, subject to any appraisal rights the stockholders may have under Delaware law and the condition that we will not issue any notes in denomination of less than $100.

•	A second-step transaction will require the approval of holders of a majority of our outstanding shares of common stock. Our Continuing Stockholders, who currently beneficially own approximately 22% of our outstanding shares of common stock, have informed the board of directors that they intend to convert a sufficient number of their shares of Class B stock into shares of our common stock after the completion of the offer to ensure that they hold a majority of our outstanding shares of common stock at that time, in order to approve any second-step transaction. If only enough shares are tendered in the offer so that the Majority of Minority Condition is met, and the Continuing Stockholders convert all of their Class B stock into common shares, the Continuing Stockholders will beneficially own approximately 54% of our then outstanding shares of common stock and would then be able to control the outcome of any stockholder vote on a second-step transaction. Therefore, if a second-step transaction takes place and you do not perfect any appraisal rights you may have, the difference between tendering your shares of common stock in the offer and not tendering your shares is that you will be paid earlier if you tender your shares in the offer. See “SPECIAL FACTORS - Rights of Stockholders in the Second-Step Transaction.”

How will Gencor pay for my shares?

•	We expect to fund the cash portion of the purchase amount for our shares from our new revolving line of credit with PNC Bank, National Association, which permits us to use the proceeds to repurchase our stock, and from available cash. We expect to fund the non-cash portion of the purchase amount for our shares through the issuance of the notes. In addition, to the extent that we pay any cash in connection with tenders of less than 100 shares, we expect to fund such cash payments from our revolving line of credit and available cash. We do not have any alternative financing plans if for any reason we are unable to borrow under this line of credit. See “THE OFFER - Financing of the Offer.”

How will Gencor pay the interest and repay the principal on the notes?

•	We expect to pay the interest and repay the principal on the notes from cash flow generated from our operations.

What are the principal terms of the notes I will receive in exchange for my shares?

•	The notes will be unsecured subordinated obligations of Gencor. The notes mature December 31, 2006 and bear interest at 10% per annum on the outstanding principal balance. Interest shall accrue on the notes commencing on the date we accept any tendered shares for payment. Interest will be paid on June 30 and December 31 of each year, commencing on June 30, 2004. We will have the right to prepay the notes in whole or in part, including all accrued interest, without penalty. The notes will be issued under an indenture between us and HSBC Bank USA, as trustee. See “THE OFFER - Description of Notes.”

Will the notes be registered with the SEC?

•	No. In issuing the notes, we are relying on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of the Securities Act. Under that exemption, if the shares you tender in the offer are restricted, the notes you receive will be restricted to the same degree. If the shares you tender in the offer are freely tradable, the notes you receive will be freely tradable.

Will the notes be listed on a securities exchange or national market system?

•	No. We have not applied, and do not intend to apply, to list the notes on a securities exchange or national market system. Therefore, it is unlikely that a liquid trading market will develop for the notes. If a trading market does develop, we cannot assure you as to any price at which the notes will trade. The notes will be issued only in book-entry form. See “THE OFFER - Description of Notes.”

•	Is Gencor’s financial condition relevant to my decision whether to tender my shares in the offer?

•	Yes. If you decide to tender your shares, we believe that our financial condition may be a relevant factor to consider because tendering your shares in the offer will end your ownership interest in Gencor, including any chance to receive any possible future dividends or other payments. In addition, if we are successful in purchasing our outstanding shares in exchange for cash and the notes, we will be more leveraged and will have significant debt service obligations in addition to operating expenses and planned capital expenditures. This will mean that a larger portion of our cash flow must be dedicated to the payment of interest and principal on our indebtedness.

•	If you decide not to tender your shares, we believe that our financial condition may be a relevant factor to consider because we could have greater debt if we acquire some shares in the offer but not enough to meet the Majority of Minority Condition, thus precluding us from consummating the second-step transaction. We have included in this offering circular certain selected historical financial information. See “THE COMPANY - Selected Historical Financial Information.”

•	On December 26, 2002, we filed our Annual Report on Form 10-K for the year ended September 30, 2002 with the SEC. On February 14, 2003, May 15, 2003 and July 23, 2003, we filed our Quarterly Reports on Form 10-Q for the periods ended December 31, 2002, March 31, 2003 and June 30, 2003, respectively, with the SEC. You can obtain copies of these reports in the manner described in “THE COMPANY - Available Information.”

How long do I have to decide whether to tender my shares in the offer?

•	You have until 12:00 midnight, New York City time, on the expiration date of Thursday, December 11, 2003 to tender your shares, unless further extended or earlier terminated by us. We will purchase validly tendered shares promptly following the expiration date if the conditions to our offer are then met and the shares are not properly withdrawn. We may extend the period during which the offer is open for any reason, including, but not limited to, if the conditions to our offer are not met prior to or on the expiration date. See “THE OFFER - Terms of the Offer; Expiration Date.”

Can the offer be extended, amended or terminated?

•	Yes. We reserve the right in our sole discretion to extend, amend or terminate the offer in any respect. See “THE OFFER - Terms of the Offer; Expiration Date.”

Will I be notified if the offer is extended, amended or terminated?

•	Yes. If the offer is extended, we will announce the new expiration date by press release or other public announcement, which announcement will include the number of shares that have been tendered at such time. We will announce any extension no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. We will announce any amendment to or termination of the offer by press release or other public announcement and by filing an amendment to the offer with the SEC and, if required, mailing the amendment to stockholders. In the event of a termination or postponement of the offer, we will also give written or oral notice to Continental Stock Transfer & Trust Company, the Depositary for the offer.

•	We will disseminate any public announcement promptly to you in a manner reasonably designed to inform you of the amendment. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service or other national business wire service. See “THE OFFER - Acceptance for Payment and Payment for Shares of our Common Stock.”

What are the most significant conditions to the offer?

      • We are not obligated to accept and pay for your tendered shares if, among other things:

•	At least 2,669,006 shares have not been validly tendered and not withdrawn. Such shares equal a majority of the currently outstanding shares owned by the Public Stockholders;

•	A lawsuit or other action by any governmental agency or other person has been threatened or instituted that challenges or otherwise adversely affects our ability to make or complete the offer or that could, in our sole judgment, materially affect our business;

•	We believe an event has occurred or may occur which has or may have a material adverse effect on us; or

•	The board of directors concludes that the exercise of their fiduciary duties requires that we terminate the offer.

•	For a discussion of additional conditions and the circumstances under which we may waive any of these conditions, see “THE OFFER - Certain Conditions of the Offer.”

How do I tender my shares in the offer?

•	If you hold your shares “of record” you can tender your shares by completing and sending the enclosed letter of transmittal, along with any other documents required by the letter of transmittal, and your stock certificates to the Depositary, at the address listed on the enclosed letter of transmittal. If your shares are held in “street name” for you by your broker, you must direct your broker to tender your shares. Please contact your broker. If you want to tender your shares but your certificate evidencing such shares is not immediately available, you may tender your shares by following the procedure for guaranteed delivery. For a more detailed explanation of the tendering procedures, see “THE OFFER - Acceptance for Payment and Payment for Shares of our Common Stock.”

Until what time can I withdraw previously tendered shares in the offer?

•	12:00 midnight New York City time on the expiration date of Thursday, December 11, 2003. After the offer expires, your tender is irrevocable unless we have not accepted for payment your shares by 12:00 midnight, New York City time, on January 12, 2004. See “THE OFFER - Withdrawal Rights.”

How do I withdraw shares I previously tendered?

•	To withdraw your shares, you must deliver a written, telegraphic or facsimile transmission of a notice of withdrawal to the Depositary that specifies your name, the number of shares being withdrawn and the name of the registered holder of the shares, if different from the person who tendered the shares. If you have tendered pursuant to the procedure for book-entry transfer, the notice of withdrawal must also specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares. See “THE OFFER - Withdrawal Rights.”

What does the board of directors think of the offer?

•	The board of directors unanimously approved the offer and concluded that the terms of the offer are fair to holders of shares of our common stock (other than the Continuing Stockholders). In coming to its conclusion, the board of directors took into account the opinion rendered by its financial advisor, the cost of remaining a public company, the fact that we were not able to realize the benefits associated with being a public company and the lack of liquidity for holders of our common stock. See “SPECIAL FACTORS - Background and Purpose of the Offer; Certain Effects of the Offer; Plans of Gencor after the Offer”.

•	The board of directors does not make any recommendation to you as to whether to tender or refrain from tendering your shares, and the board of directors has not authorized any person to make any such recommendation. You are encouraged to make your own decision whether to tender your shares and, if so, how many shares to tender. See “SPECIAL FACTORS - Background and Purpose of the Offer; Certain Effects of the Offer; Plans of Gencor after the Offer” and “SPECIAL FACTORS - Interests of Certain Persons in the Offer and the Second-Step Transaction.”

Did the board of directors receive any opinions, appraisals or reports regarding the fairness of the offer?

•	Yes. The board of directors received a written opinion, dated October 7, 2003, from Capitalink, L.C. to the effect that, as of that date and based on and subject to the assumptions and limitations contained in the opinion, the purchase price per share of $2.00 in cash plus $1.00 in principal amount of our notes to be received in the offer was fair, from a financial point of view, to the Public Stockholders. See “SPECIAL FACTORS - Opinion of Capitalink"

What is the total amount of funds that Gencor will require to complete the offer?

•	Assuming we purchase all of the 5,378,988 currently outstanding shares of common stock not held by the Continuing Stockholders, plus 110,000 shares of common stock issuable upon conversion of 110,000 shares of our Class B stock not held by the Continuing Stockholders, at a purchase price per share of $2.00 in cash plus $1.00 in principal amount of our notes, and all stock options (other than those held by the Continuing Stockholders) exercisable at a price below the purchase price are exercised and tendered, we expect the maximum aggregate cost, including all fees and expenses applicable to the offer, to be approximately $11.8 million in cash plus $5.8 million in principal amount of our notes. See “THE OFFER - Financing of the Offer.”

Will any directors or executive officers of Gencor tender their shares in the offer?

•	We have been advised that neither E. J. Elliott nor John Elliott, two of our three directors, will tender any of their beneficially owned shares in the offer. The other director, Randolph H. Fields, does not beneficially own any of our shares. We have been advised that Scott W. Runkel, our CFO, intends to exercise all of his currently vested options to purchase 60,000 shares, as well as all of his options to purchase 40,000 shares that will vest prior to the expiration of the offer, and tender all of these shares in the offer. We have not been advised whether or not any other executive intends to tender their shares in the offer. For a discussion of how stock options will be treated in the offer, see “SPECIAL FACTORS - Interest of Certain Persons in the Offer and the Second-Step Transaction.”

If I object to the price being offered, will I have appraisal rights?

•	No. Appraisal rights are not available in the offer. However, if you do not tender your shares in the offer and the second-step transaction is effected as a merger, you may elect to dissent from the second-step transaction and have the fair value of your shares paid to you in cash provided that you comply with the applicable provisions of the Delaware law. This fair value as determined by the appraisal could be more or less than, or the same as, the purchase price paid in the offer. If the second-step transaction is effected as a reverse stock split, you will not be entitled to appraisal rights under Delaware law. See “SPECIAL FACTORS - Rights of Stockholders in the Second-Step Transaction.”

What is the market value of my shares as of a recent date?

•	On November 11, 2003, the last full trading day before the printing of this offering circular, the last reported closing sale price quoted on the Pink Sheets was $2.70 per share. We advise you to obtain a current market quotation for our shares before deciding whether to tender your shares. See “THE COMPANY - Price Range of Shares; Dividends; Stock Repurchases.”

When will I receive the cash and notes in exchange for my tendered shares?

•	Subject to the satisfaction or waiver of all conditions to the offer, and assuming we have not previously elected to terminate or amend the offer, we will accept shares that are properly tendered and not withdrawn prior to the expiration of the offer at 12:00 midnight, New York City time, on Thursday, December 11, 2003, or such later expiration time as we specify if we extend the offer. Promptly as practicable after the expiration of the offer, the notes, if you tendered at least 100 shares, and the cash will be delivered for your tendered shares in the manner described in this offering circular. See “THE OFFER - Acceptance for Payment and Payment for Shares of our Common Stock.”

Will I have to pay income taxes if I tender sell my shares in the offer?

•	Yes. The receipt of cash and notes in the offer in exchange for your shares will be a taxable transaction for United States federal, and most likely for state and foreign, income tax purposes as well. The receipt of cash and notes in any subsequent second-step transaction, in which all of the shares of common stock not purchased in the offer will be converted into the right to receive the same consideration as paid in the offer, will also be a taxable transaction. Stated interest on the notes will be taxable as ordinary income to holders of the notes at the time such amounts are received or accrued in accordance with the holder’s method of accounting. Additionally, the notes may be issued with original issue discount. As a consequence of the rules governing original issue discount, holders of notes may be required to recognize ordinary income in advance of receipt of the cash payments to which the income is attributable through United States federal income tax purposes. We encourage you to consult with your own tax advisor about the particular effect the transfer of shares pursuant to the offer or second-step transaction will have on you. See “SPECIAL FACTORS - Certain United States Federal Income Tax Consequences.”

Will I be charged any transfer taxes, fees or brokers commissions if I tender my shares?

•	No. We will pay all stock transfer taxes payable on the transfer of shares pursuant to the offer. However, if we are going to make payment of the purchase price to any person other than the registered holder or if any tendered shares are registered in the name of any person other than the person signing the letter of transmittal, then we will deduct from the cash offer price the amount of any stock transfer taxes payable on account of the transfer, unless we receive satisfactory evidence that such taxes have been paid or there is an adequate exemption.

•	If you are the record owner of your shares and you tender shares to us, you will not have to pay any brokerage fees or commissions. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, then your broker or nominee may charge you a fee or commission for doing so. You should contact your broker or nominee to determine whether you will be charged a fee. See “THE OFFER - Acceptance for Payment and Payment for Shares of our Common Stock.”

Whom do I contact if I have questions about the offer?

•	You can contact Georgeson Shareholder Communications Inc., our Information Agent for the offer, toll-free at (888) 549-6618, if you have any questions about the offer.

IMPORTANT DATES TO REMEMBER

Commencement of the offer	November 13, 2003
Period during which shares may be tendered and tenders may be withdrawn	November 13, 2003 to December 11, 2003*
Expiration of the offer is at 12:00 midnight New York City time on this date	December 11, 2003*
Latest date on which stock certificates may be delivered if guaranteed delivery procedures are followed	December 16, 2003*
Date after which tendered shares may be withdrawn if not previously accepted for payment	January 12, 2004*

*	Unless the offer is extended

SPECIAL FACTORS

1. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of Gencor after the Offer

      Background of the Offer.

      In early January 2003, members of our management, E. J. Elliott, John Elliott and Scott Runkel, held several discussions regarding the lack of benefits of our publicly traded company status. The discussions centered on the issues that the public market has not shown much interest in our shares the past few years, that we have been unable to realize the principal benefits of being a publicly traded company, that our shares are very thinly traded and provide little, if any, liquidity for stockholders, particularly those with larger equity positions in Gencor, that during the 12 months prior to January 2003, the average daily trading volume of our shares was less than 5,800, and that it is unlikely that we could issue additional shares to obtain financing because of the low trading price, low trading volume and illiquidity of our shares.

      Management also discussed that there are considerable costs and detriments in remaining a publicly traded company. In addition to the substantial time expended by our management, the legal, auditing, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports are considerable and will likely increase significantly in the future as a result of the Sarbanes-Oxley Act. Additionally, management believed that required public disclosures under the Exchange Act give our competitors, some of which are not publicly traded companies, certain information and insights about us that may help such competitors in competing against us.

      On February 25, 2003, management met with James Cassel of Capitalink. Mr. Cassel discussed Capitalink’s capabilities and experiences in advising similar-sized, publicly traded companies which have elected to “go private.”

      On April 8, 2003, the board of directors held a special meeting via teleconference to discuss a possible “going-private” transaction. During the meeting, the directors discussed the same issues that management discussed a few months earlier regarding the lack of benefits of our publicly traded company status. The directors specifically noted the fact that during the 90-day period prior to April 8, 2003, the average daily trading volume was less than 1,600 shares and on most days there was no trading activity at all, that the 90-day moving average price per share on April 7, 2003 was $1.22 and that the most recent closing sale price was $1.30. During the meeting, the board of directors was informed that the Continuing Stockholders would not tender any shares beneficially owned by them in any tender offer by us or a third party.

      At the April 8th meeting, the board of directors unanimously approved resolutions to: (1) purchase all of our outstanding shares in a self-tender offer structured as a modified dutch auction at a price range of between $1.35 to $1.45, with increments of .02 cents per share; (2) enter into a new credit facility to be used to purchase the shares in the offer; (3) form a special committee of independent members of the board of directors consisting of Mr. Charles E. Newman and Mr. James H. Stollenwerk, with Mr. Stollenwerk as the chairman of the special committee, to evaluate the offer and determine if the offer was fair to and in the best interest of the Public Stockholders; (4) pay each member of the special committee a fee of $5,000 and reimburse each member for any reasonable expenses he may incur in connection with his service on the special committee; and (5) retain an independent financial advisor and independent legal counsel to assist the special committee in reviewing the fairness of the offer as in relates to the Public Stockholders. The board of directors also agreed that time was of the essence and that everything should be done to complete the offer as soon as possible. Neither of the members of the special committee was or is employed by or affiliated with us or the Continuing Stockholders or any of our affiliates.

      During the remainder of April, 2003, the special committee did not interview any prospective law firms or financial advisors, and as of the middle of May, 2003, six weeks after the April 8th board meeting, had not yet retained legal counsel or a financial advisor. By the end of May, the special committee had retained legal counsel and interviewed several prospective financial advisors.

      On May 30, 2003, the board of directors held a special meeting at our corporate offices. In addition to all of our directors, also in attendance at the meeting were our legal counsel, the recently retained legal counsel to the special committee and Mr. Runkel. The purpose of the meeting was to review the status of our offer to purchase all of our outstanding shares of common stock. At the meeting, the special committee informed the board of directors that: (1) it had not yet retained an independent financial advisor and that it did not know when it would; (2) it understood that the offer would not go forward without a written opinion from an independent financial advisor on the fairness of the offer; (3) it understood that the board of directors intended to complete the offer by the end of the second quarter of the calendar year; (4) it understood that in view of the lack of progress on the part of the special committee, such time table was not likely to be met; (5) one of its members would not be available due to other commitments during the next month and that there would be no communications between this member and the board of directors during that period; and (6) in view of these conflicts and unavailability, the special committee did not anticipate completing the work required prior to the last quarter of the calendar year.

      On June 2, 2003, after determining that neither member would have the available time or commitment to effectively continue as a member on the board of directors’ special committee, both Mr. Stollenwerk and Mr. Newman, on their own accord and without discussions with or prior knowledge of any other member of the board of directors or management, tendered their resignation as members of the board of directors, effective immediately.

      On June 3, 2003, by written action without a meeting of the board of directors, the remaining members of the board of directors unanimously agreed to: (1) retain an independent financial advisor to assist the board of directors in connection with the offer and to provide a written opinion as to whether or not the offer is fair to the Public Stockholders; (2) revise the offer to provide for the purchase of all of our outstanding shares at a specific price and not pursuant to a modified dutch auction; and (3) not purchase any shares in the offer unless the Majority of Minority Condition was met.

      On June 16, 2003, the board of directors engaged Capitalink to provide a written fairness opinion in connection with the offer.

      The offer was abandoned in late June 2003 due to the increase in the closing sale price of over $3.00 per share as quoted on the Pink Sheets and the difficulties in obtaining the necessary financing to consummate the offer at a per share price of over $2.00 in cash.

      Between late June 2003 and late September 2003, the board of directors did not have any discussion nor hold any meetings regarding the offer. During July, management negotiated a new revolving line of credit facility with PNC Bank and concluded the documentation on August 1, 2003.

      On August 7, 2003, John Elliott and Mr. Runkel met with representatives of PNC Bank to explore modifying the terms of the credit facility to increase the amount of available funds under the credit facility for stock repurchases. Management and PNC Bank agreed to increase the available funds under the credit facility for stock repurchases from $10 million to $12 million.

      On September 22, 2003, the board of directors held a special meeting via teleconference to discuss the possibility of going forward with the offer on different terms than previously approved. All directors were in attendance, as well as Mr. Runkel and our legal counsel. The board of directors determined that it was in the best interest of Gencor and the Public Stockholders to continue with a modified offer structured as a cash tender offer and an exchange offer for all of our shares at the price of $2.00 in cash plus $1.00 in principal amount of our junior subordinated notes per share. The board of directors also agreed: (1) that if the Majority of Minority Condition was not met, we would still purchase all of the shares tendered in the offer, provided that after purchasing shares, we would still have at least 300 stockholders of record; (2) that if the Majority of Minority Condition was met, we would undertake a second-step transaction and purchase the remaining outstanding shares for the same consideration as we paid in the offer; and (3) that the minimum principal amount of a note to be issued in the offer would be $100.00, and in the event that any tender of shares would result in the issuance of a note of less than $100.00, we will pay the holder of the tendered shares cash in lieu of a fractional note at a value of $1.00 per share.

      On September 23, 2003, management contacted Capitalink to request a written opinion as to whether or not the offer is fair, from a financial point of view, to the Public Stockholders.

      On October 6, 2003, the last reported closing sale price of our shares as quoted on the Pink Sheets was $2.45 per share.

      In the morning on October 7, 2003, Capitalink presented its written financial analysis via teleconference to the board of directors, which had convened a special meeting at our corporate offices, regarding the fairness of the price to be paid by us in the offer from a financial point of view. The board of directors asked questions and received answers regarding the offer from Capitalink. Capitalink then delivered to the board of directors its oral opinion, later confirmed in writing, to the effect that, as of that date, and subject to the assumptions and limitations stated in the opinion, the per share consideration of $2.00 in cash plus $1.00 in principal amount of our junior subordinated notes to be received in the offer by the Public Stockholders was fair, from a financial point of view, to those stockholders. The board of directors determined that the opinion and related analysis of the advisor regarding the fairness of the offer were within their professional competence and the relied on that opinion and related analysis regarding the fairness of the offer.

      Later in the day on October 7, 2003, the board of directors, via teleconference since the meeting in the morning had been adjourned, discussed the analysis performed by Capitalink and the proposed terms of the offer, and determined that the per share consideration of $2.00 in cash plus $1.00 in principal amount of our junior subordinated notes to be received in the offer by the Public Stockholders was fair to, and in the best interests of, the Public Stockholders and voted unanimously to approve the offer. The board of directors did not make any recommendation as to whether any stockholder should tender any or all such stockholder’s shares pursuant to the offer. It was the view of the board of directors that each stockholder must make their own decision whether to tender shares and if so, how many shares to tender. The board of directors then instructed Gencor’s legal counsel to prepare the necessary documents in order to initiate the offer upon the terms approved by the board of directors.

      On October 14, 2003, the board of directors held a special meeting via teleconference to discuss whether Gencor’s capital would be impaired upon consummation of the offer and the second-step transaction. The directors examined the internal financial projections and forecast prepared by management and given to Capitalink, as well as Capitalink’s written opinion and its analysis. The board of directors determined that the current value of Gencor’s net assets based upon data acceptable to the board of directors is of sufficient amount to ensure that consummation of the offer will not violate the rights of creditors with a claim on the assets of Gencor.

      Between mid-October through mid-November 2003, members of our management and our legal counsel retained the Depositary and Information Agent as well as the trustee for the notes, and prepared the appropriate documents required by the SEC in order for us to make the offer to the Public Stockholders.

      Purpose of the Offer.

      The board of directors believes that the public trading market for our shares has been and will continue to be characterized by low prices and low trading volume, irrespective of recent market prices, which are higher than the 60-, 90- and 270-day moving average prices. The board of directors believes the recent market prices are an unreliable measure of the value of our shares because closing share prices can move as much as 10% up or down on volume of a few hundred shares.

      The board of directors also believes that it is in the best interest of Gencor and its Public Stockholders to terminate our status as a publicly traded company by terminating the registration of our shares of common stock under the Exchange Act. Following completion of the offer and the second-step transaction, we will have no stockholders other than the Continuing Stockholders and we will terminate the registration of our shares under the Exchange Act and will no longer be required to file periodic reports with the SEC. The purpose of the offer is to provide stockholders with liquidity for their shares prior to deregistration for a price that the board of directors has determined to be fair to the Public Stockholders.

      By becoming a private company, we will eliminate the substantial time and costs, both general and administrative, attendant to maintaining our status as a reporting company under the Exchange Act. In addition to expending substantial management time that could otherwise be devoted to operations, we incur significant legal, auditing, accounting and other expenses in connection with the preparation of annual and other periodic reports. We estimate that our total out-of-pocket expenses associated with maintaining our public status are approximately $300,000 per year. These costs include preparation and filing of periodic reports to the SEC (such as Forms 10-K and Forms 10-Q), legal, auditing, and accounting fees relating to such matters, annual fees for our transfer agent, directors’ fees and insurance and costs associated with communications with stockholders. These costs do not include the salaries and time of our employees who devote attention to these matters. Additionally, our management believes that required public disclosures under the Exchange Act may have given its competitors, some of which are not similarly burdened, certain information and insights about our operations that may have helped them in competing with us.

      The board of directors decided to pursue the offer at this time rather than earlier in our history because we have now secured a credit facility that provides us with financial stability to operate our business as well as consummate the offer. Furthermore, as a result of our low and at times volatile stock prices and general economic conditions, we have been unable to fully participate in many of the benefits of being a publicly traded company while incurring all of the cost of maintaining a public company status. Furthermore, new laws such as the Sarbanes-Oxley Act of 2002 have increased and will continue to increase the burdens on management with respect to public company compliance, have increased the CEO’s and the CFO’s potential contingent liabilities for securities law compliance problems and will require us, if we continue as a public company, to alter the composition of the board of directors and our audit committee in ways that would not be required of a private company. Consequently, the board of directors determined that this would be the appropriate time to initiate a going-private transaction.

      The board of directors considered alternative structures to effect the purchase of additional shares of our common stock including a merger, without a tender offer, a reverse split and the purchase of our shares in the open market. After consulting with our legal counsel and reviewing recent going private transactions, the board of directors decided to proceed with the offer in its current structure. The board of directors also noted that a cash tender offer/exchange offer was the most expeditious and efficient way for us to acquire our shares and provide cash value to our stockholders. In addition, in a tender offer, each stockholder will be able to determine individually whether to accept the price in the tender offer or alternatively not to tender their shares.

      Certain Effects of the Offer; Plans of Gencor after the Offer.

      Each Public Stockholder who properly tenders his or her shares, as of the expiration date, will have each of his or her shares exchanged for $2.00 in cash plus $1.00 in principal amount of our notes. The interest of the stockholder in Gencor will be terminated, and the stockholder will have no right to share in the assets or future growth of Gencor. The only stockholders who it is known will not tender shares in the offer are the Continuing Stockholders. The offer will therefore enable the Continuing Stockholders to increase their proportionate ownership interest in us. The shares purchased by us in the offer will return to the status of our authorized but unissued shares of common stock, and may be reissued from time to time as determined by the board of directors.

      If less than all of the shares owned by the Public Stockholders are tendered pursuant to the offer, and the Majority of Minority Condition is met, the Continuing Stockholders will pursue a second-step transaction. In a second-step transaction, all of the shares of our common stock held by the remaining Public Stockholders would be converted into the right to receive the same consideration per share as we paid in the offer. Upon consummation of the offer and the second-step transaction, the Continuing Stockholders would thereafter be the only stockholders in Gencor.

      If less than all of the shares owned by the Public Stockholders are tendered pursuant to the offer, and the Majority of Minority Condition is not met, the Continuing Stockholders will not pursue a second-step transaction. We reserve the right, however, to purchase all of the shares tendered in the offer, even if the Majority of Minority Condition is not met, provided our purchase of the shares tendered does not result in our shares of common stock being held by less than 300 stockholders of record.

      Consummation of the offer and a second-step transaction, if completed, will permit the Continuing Stockholders to receive any benefits that may result from ownership of the entire equity interest in Gencor. These benefits include management and investment discretion with regard to the future conduct of our business, the benefits of any profits generated by operations and any increase in our value. Similarly, the Continuing Stockholders will also bear the risk of any decrease in our value.

      At the present time, the Continuing Stockholders have not determined the form of transaction that the second-step transaction will take if the offer is completed and the Majority of Minority Condition is met. The second-step transaction could be implemented through a merger of Gencor with a corporation to be formed and wholly owned by the Continuing Stockholders, or through a reverse split of our outstanding shares of common stock. Furthermore, the Continuing Stockholders have not determined whether in connection with the second-step transaction the shares of our Class B stock will be converted into the right to receive the same, less or more consideration per share that we paid in the offer for shares of our common stock. Currently, the Continuing Stockholders beneficially own all of the 1,798,398 outstanding shares of our Class B stock, other than 110,000 shares which are beneficially owned by one other person.

      Under Delaware law, the approval of the board of directors and the affirmative vote of a majority of our outstanding shares of common stock are required to approve a merger or a reverse share split through the amendment of our certificate of incorporation. Currently, the Continuing Stockholders do not own a majority of our outstanding shares of common stock. The Continuing Stockholders, who currently own approximately 22% of our outstanding shares of common stock and would own a greater percentage after completion of the offer, have advised us that, if required, they intend to convert a sufficient number of shares of Class B stock into shares of our common stock so that the percentage of outstanding shares owned by them is more than 50%. Furthermore, under Delaware law, if after the consummation of the offer, the Continuing Stockholders own 90% or more of our outstanding shares of common stock, they may effectuate a merger without submitting the merger to a vote of our stockholders. If a vote of our stockholders is required to effectuate the second-step transaction, a longer period of time may be required to effect such transaction. The per share consideration payable to the Public Stockholders in any second-step transaction would be equal to the per share amount payable to the Public Stockholders pursuant to the offer.

      Following completion of the offer and the second-step transaction, we will terminate the registration of the shares under the Exchange Act. As a result, we will have no publicly traded equity securities outstanding, and we will no longer file periodic reports with the SEC. We will become a private company, and the Continuing Stockholders will be our only stockholders.

2. Position of the Board of Directors; Fairness of the Offer

      Position of the Board of Directors.

      The board of directors has unanimously approved the offer and believes that the offer is fair to, and in the best interests of, the Public Stockholders. The board of directors, however, makes no recommendation to stockholders regarding whether to tender or refrain from tendering the shares beneficially held by them. Each stockholder must make its, his or her own decision regarding whether to tender shares and, if so, how many shares to tender. The offer is being made to all holders of our outstanding shares of common stock. However, we have been advised that the Continuing Stockholders do not intend to tender their shares in the offer.

      Fairness of the Offer.

      In reaching its determination regarding the substantive fairness of the offer to the Public Stockholders, the board of directors considered the following material factors each of which supports its determination that the offer is fair to, and in the best interests of, the Public Stockholders:

•	The presentation Capitalink made to the board of directors on October 7, 2003 and the written opinion of Capitalink dated October 7, 2003 to the effect that, as of such date and subject to certain matters stated in the opinion, the consideration of $2.00 in cash plus $1.00 in principal amount of our notes per share to be received in the offer by the stockholders was fair, from a financial point of view, to the Public Stockholders. The board of directors found the analyses presented and the opinion delivered by Capitalink to be reasonable and concluded that the analysis performed by Capitalink supported the board of directors’ conclusion that the offer is fair to, and in the best interests of, the Public Stockholders. Capitalink is an investment banking firm with special expertise, in among other thing, valuing businesses and securities and rendering fairness opinions. The written opinion of Capitalink is included as Schedule II to this offering circular.

•	The historical trading prices of the shares. On October 7, 2003, the date of Capitalink’s written opinion, the last reported closing sale price quoted on the Pink Sheets was $2.35 per share. The 60 day, 90 day and 270 day moving average price per share prior to October 7, 2003 was $2.45, $2.62 and $1.76, respectively. The board of directors considered these historical moving average prices a better indicator of the fair value of our shares than selective, current trading prices and an important factor in favor of the offer.

•	Gencor’s limited public float and its small shareholder base, as indicated by the approximately 410 holders of record and approximately 2,500 beneficial owners, decrease the likelihood there will be a significant active trading market for the shares in the foreseeable future. The board of directors considered this lack of liquidity to be a major detriment to the Public Stockholders. As a result, the board of directors concluded that obtaining cash and a note for the shares now was preferable to a speculative potential future return.

•	We have not declared a dividend to our shareholders since 1998 and have no intention to pay dividends in the foreseeable future.

•	If the offer is successful, we will be able to terminate our registration under the Exchange Act. Terminating our reporting requirements under the Exchange Act could save us the considerable costs associated with remaining a publicly traded company including the legal, auditing, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports. In addition, a significant amount of time expended by our management in connection with meeting the public company legal requirements could be saved by going private. Also, going private could prevent the disclosure of sensitive information, including financial information and contractual arrangements, which may result in a competitive disadvantage in the marketplace. These valuable savings were considered important by the board of directors in approving the offer.

•	The limited market for our shares has made it difficult for us to attract institutional investors or research coverage and to utilize the public equity capital markets effectively as a source of financing. No analyst currently follows us or our shares, and there are few analysts that cover any of the competitors in our industry. In addition, the board of directors believes our sector to be out of favor with investors.

•	The structure of the offer provides liquidity without transaction fees to the Public Stockholders who are record owners of their shares, which would be difficult in open market sale transactions, especially in light of the relatively limited trading volume in the shares. The board of directors considered this to be a factor in favor of the offer.

•	The net book value of Gencor as of June 30, 2003 was $1.48 per share. This amount is significantly lower than the offer price of $2.00 in cash plus $1.00 in principal amount of our notes, which the board of directors considered to be a factor in favor of the offer.

•	The Continuing Stockholders’ indication that they will not tender their shares in the offer and that they intend to continue to operate Gencor as a going concern, makes any consideration of liquidation of Gencor or values that ultimately might be obtained from such a liquidation highly speculative. The board of directors considered this to be an important factor in favor of the offer because any liquidation of Gencor would be highly unlikely due to the intentions of the Continuing Stockholders.

•	Furthermore, the board of directors took into consideration the fact that our stockholders (other than the Continuing Stockholders) cannot liquidate Gencor.

•	The liquidity that the Public Stockholders would achieve through the offer. The board of directors considered this to be an important factor in favor of the offer because the Continuing Stockholders’ ownership of the Class B stock makes it impossible for us to be acquired by an independent entity without the consent of the Continuing Stockholders.

      Additionally, in making the determination and recommendation set forth above, the board of directors considered the following factors that did not favor the offer:

•	The consummation of the offer would eliminate the opportunity of the Public Stockholders who tender their shares in the offer to participate in any potential future growth in value and earnings of Gencor. Because the Continuing Stockholders have indicated that they will not tender their shares in the offer, the equity interest of the Continuing Stockholders will likely increase upon completion of the offer. Any resulting increase in the percentage ownership of the outstanding shares will result in a proportional increase in the Continuing Stockholders interest in the net book value and future net earnings of Gencor.

•	The structure of the transaction does not provide the Public Stockholders with an opportunity to vote on the offer.

•	We are offering to purchase our shares for $2.00 in cash plus $1.00 in principal amount of our notes per share. Capitalink has indicated that the per share value of the notes plus the $2.00 in cash is equal to approximately $2.86. This is only a premium of approximately 17% over the last reported closing sale price quoted on the Pink Sheets on October 6, 2003, the day before the board of directors approved the offer, of $2.45 per share. The last reported closing sale price quoted on the Pink Sheets on November 11, 2003, the last full trading day before the printing of this offering circular, was $2.70 per share.

      The board of directors also considered, but did not take into account, the going concern value of Gencor in determining that the offer is fair to the Public Stockholders. The Continuing Stockholders informed the board of directors that they have no interest in selling their shares or pursuing a sale of Gencor to a third party in the foreseeable future. Given the Continuing Stockholders’ position, which substantially lessens the likelihood that a viable acquisition proposal would be made by an independent third party without the consent of the Continuing Stockholders, the board of directors did not believe that the going concern value of Gencor provided a realistic means of valuing Gencor in connection with the offer.

      Since we have never purchased shares from our stockholders pursuant to a share repurchase program or otherwise, the board of directors did not consider such factors in connection with its deliberation regarding the fairness of the offer to the Public Stockholders.

      During the preceding two years, we did not receive any offers from independent third parties for the merger or consolidation of Gencor with another company, the sale of all or any substantial part of our assets, election of our board of directors or the purchase of shares that would enable the holder to exercise control of us, and thus the board of directors did not consider such factors in connection with its deliberation regarding the fairness of the offer to the Public Stockholders.

      The board of directors also considered various factors in determining the procedural fairness of the offer. The board of directors undertook several appropriate procedural safeguards in connection with the offer and considered these safeguards an important factor in its determination that the offer is fair to the Public Stockholders. The procedural safeguards included:

•	The Majority of Minority Condition. This condition to the offer requires the Public Stockholders to tender 2,669,006 shares before we can consummate the offer, and will only be waived if the purchase of less than the 2,669,006 shares pursuant to the offer does not result in our shares of common stock being held by less than 300 stockholders of record.

•	The board of directors and the Continuing Stockholders will pursue a second-step transaction if the Majority of Minority Condition is met and the offer is consummated.

•	The board of directors retained an independent financial advisor to render a fairness opinion on the purchase price.

•	Each stockholder can determine individually whether to tender shares in the offer. Accordingly, those stockholders that do not believe in the fairness of the offer are not required to tender their shares and can pursue appraisal rights under Delaware law in connection with any second-step transaction.

      No independent representative has acted exclusively as the agent of the Public Stockholders for the purpose of negotiating the offer or any second-step transaction. While the independent member on the board of directors did approve the offer, and is of the opinion that the offer is fair to the Public Stockholders, he did not, however, act exclusively or otherwise as the agent of the Public Stockholders in connection with the offer. In addition, the board of directors recognizes that the offer is not being submitted to a vote of the Public Stockholders. However, given the above listed procedural safeguards, the board of directors believes that the offer is procedurally fair to the Public Stockholders despite the fact that the offer is not being submitted to a vote of the Public Stockholders and there is no separate independent unaffiliated representative for the Public Stockholders.

      Based on the above factors as a whole, the board of directors believes that the offer is substantively, from a financial point of view, and procedurally fair to the Public Stockholders.

      Our executive officers have not conducted their own independent analysis as to the fairness of the offer to the Public Stockholders, and have instead relied upon the findings and unanimous approval of the offer by the board of directors and the board of directors determination that the offer is fair to the Public Stockholders.

3. Risk Factors

      Investment in the notes is subject to certain risk and other factors, including but not limited to those set forth below. In considering the offer, you should carefully consider the following risk factors and all other information appearing in this offering circular and incorporated herein by reference, as well as your particular financial circumstances, investment objectives and tax situation.

      Successful completion of the offer will increase our leverage and debt service obligations, which may adversely affect our continued operations.

      If we are successful in purchasing all of our outstanding shares in exchange for cash and the notes, we will be more leveraged and will have significant additional debt service obligations in addition to operating expenses and planned capital expenditures. At September 30, 2003, as adjusted to give effect to the issuance of approximately $5.8 million principal amount of the notes being offered to stockholders in the offer, our total indebtedness would have been approximately $22.9 million.

      Our increased level of indebtedness may have an adverse affect on our future operations, including:

•	a larger portion of our cash flow must be dedicated to the payment of interest and principal on our indebtedness, reducing the funds available for operations and for capital expenditures;

•	our leverage position will increase our vulnerability to adverse changes and general economic, industry and competitive conditions; and

•	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

      Our ability to meet our debt service obligations and to reduce our total indebtedness will depend upon our future performance, which will be subject to general economic, industry and competitive conditions and to financial, business and other factors affecting our operations, many of which are beyond our control, or our ability to raise additional equity. There can be no assurance that our business will continue to generate cash flow at or above current levels. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of our indebtedness, including the notes, to sell selected assets, or to reduce or delay planned capital expenditures and growth or business strategies. There can be no assurance that any of these measures would be sufficient to enable us to service our debt or that any of these measures could be affected on satisfactory terms, if at all.

      If we fail to pay any required payment of interest or principal with respect to the notes on a timely basis, such failure will constitute a default under the terms of the indenture under which the notes will be issued. An event of default under the indenture also may trigger an event of default under our other obligations. As a result, the incurrence of additional debt resulting from the offer will increase the risk of our possible default with respect to our current and future obligations, including our obligations under the notes.

      Your right to receive payments on the notes is junior to our existing indebtedness and possibly all of our future borrowings.

      The notes will be subordinated to all of our existing indebtedness (other than trade payables) and all of our future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to Gencor or our property, holders of our senior debt will be entitled to be paid in full before any payment may be made with respect to the notes. In addition, all payments on the notes will be blocked in the event of a default on any senior debt.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Gencor, holders of the notes will participate with trade creditors of Gencor and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt in full. There can be no assurance that our assets will be sufficient to fully repay the notes and our other indebtedness after we repay our senior debt in full, in which case holders of the notes may receive less, ratably, than holders of our senior debt.

      Assuming we had completed this exchange offer on September 30, 2003, the notes would have been subordinated to approximately $5.3 million of our senior debt. The indenture under which the notes will be issued does not contain any limitations on our incurrence of indebtedness in the future.

      We will only be able to make interest and principal payments on the notes from cash generated from our operations.

      Our ability to make interest and principal payments when due to holders of the notes and to redeem the notes will be dependent upon the receipt of sufficient funds from our general operations. There is no guarantee that we will generate sufficient funds from our operations to make interest and principal payments when due, or to obtain funds from other sources such as our credit facility for the purpose of making these payments.

      By exchanging common stock for the notes, tendering stockholders will lose rights associated with their common stock.

      Stockholders who exchange their shares for notes will be relinquishing rights available to holders of common stock in exchange for acquiring rights as holders of debt. Stockholders whose shares are validly tendered and accepted for exchange will lose the right to share in any capital appreciation of our common stock, will not be entitled to vote upon any matters submitted to our stockholders and will no longer be entitled to dividends paid, if any, on our common stock.

      We have not applied, and do not intend to apply, to list the notes on a securities exchange or national market system. Therefore, it is unlikely that a liquid trading market will develop for the notes. If a trading market does develop, it is likely that trading in the notes will be thin and that the liquidity of a tendering stockholder’s investment in us will be reduced.

      The notes may be redeemed, which could prevent holders from realizing interest income associated with the notes.

      Subject to the rights of holders of our senior debt, we may redeem the notes at our option in whole at any time or in part from time to time, upon notice to holders of the notes. As a result, holders of the notes will be subject to a risk of prepayment at a time when interest rates may be relatively low. In that case, holders who tendered their shares to acquire an interest-bearing security, but whose notes are redeemed, will no longer have the right to receive interest and may be compelled to reinvest the redemption proceeds in securities with a lower rate of interest.

      The exchange offer could be deemed a fraudulent conveyance by a court of law, which could result in such court voiding all or a portion of our obligations to holders of the notes.

      Various fraudulent conveyance laws enacted for the protection of creditors may apply to the issuance of the notes. Under federal or state fraudulent transfer laws, if a court were to find that, at the time the notes were issued, we: (1) issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or (2) (a)

received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and (b) (i) were insolvent or were rendered insolvent or contemplated insolvency by reason of the issuance of the notes; (ii) were engaged, or about to engage, in a business or transaction for which our assets or capital were unreasonably small; or (iii) intended to incur, or believed (or should have believed) we would incur, debts beyond our ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could void all or a portion of our obligations to holders of the notes, or subordinate our obligations to holders of the notes, and take other action detrimental to holders of the notes, including, in some circumstances, invalidating the notes. In that event, repayment on the notes may not be recovered by holders of the notes.

      The definition of insolvency for purposes of the foregoing consideration varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. Generally, however, we would be considered insolvent at the time we incur the indebtedness constituting the notes if: (1) the fair market value (or fair saleable value) of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured; or (2) we are incurring debts beyond our ability to pay as such debts mature. Based upon financial and other information, we believe that we are solvent and will continue to be solvent after issuing the notes, will have sufficient capital for carrying on our business after such issuance and will be able to pay our debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with us. There can also be no assurance as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued, or that, regardless of the method of valuation, a court would not determine that we were insolvent on that date or otherwise agree with us with respect to the above standards.

      For federal income tax purposes, you may be required to recognize ordinary income in advance of your receipt of cash payments upon the redemption or maturity of the notes.

      The notes may be issued with “original issue discount,” which we refer to as “OID,” for United States federal income tax purposes. Consequently, holders of the notes may be required to recognize ordinary income in advance of their receipt of the cash payments on the notes to which the income is attributable for United States federal income tax purposes, regardless of holders’ methods of accounting. See “SPECIAL FACTORS - Certain United States Federal Income Tax Consequences.”

      There are other United States federal income tax risks associated with the offer.

      In addition to the risk of recognizing ordinary income prior to the receipt of cash payments on the notes, there are a number of other United States federal income tax risks associated with the offer and a tendering stockholder’s ownership of the notes, some of which are described below.

      If a stockholder is treated as constructively owning shares owned by certain related persons or entities under the constructive ownership rules of the Internal Revenue Service (IRS), and the shares owned by such related persons or entities are not tendered in the offer, the exchange of the shares in the offer for cash plus notes may be treated as a distribution rather than as a sale or exchange. In that event, the stockholder may recognize dividend income in an amount equal to the sum of the amount of any cash received and the fair market value of the notes received for the shares that were tendered by the stockholder, without reduction by the amount of the stockholder’s tax basis in the shares tendered.

      Because a tendering stockholder will receive a note in addition to cash pursuant to the exchange of shares in the offer, other than all cash in lieu of a note with a principal amount less than $100, a stockholder may need to use some of the cash received in the offer to satisfy any tax liability arising from receipt of the notes in the offer.

      A stockholder will include in taxable income, in accordance with his, her or its method of accounting, the amount of stated interest income on the notes. Depending upon a stockholder’s particular circumstances, the tax consequences of holding notes may be less advantageous than the consequences of holding shares because, for example, interest payments on the notes will not be eligible for any dividends-received deduction that might otherwise be available to corporate stockholders or a reduced rate of tax on dividends that might otherwise be available to individual stockholders.

      For a more complete discussion of the United States federal income tax consequences associated with the offer and the ownership of the notes, see “SPECIAL FACTORS - Certain United States Federal Income Tax Consequences.”

      STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EXCHANGES MADE BY THEM PURSUANT TO THE OFFER, AS WELL AS THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES ASSOCIATED WITH THE OWNERSHIP OF NOTES RECEIVABLE IN THE OFFER.

4. Opinion of Capitalink

      The following paragraphs summarize the financial and comparative analyses performed by Capitalink in connection with its opinion. The summary does not represent a complete description of the analyses performed by Capitalink.

      The board of directors engaged Capitalink to render an opinion as to the fairness, from a financial point of view, of the offer to the Public Stockholders. On October 7, 2003, Capitalink made a presentation to the board of directors setting forth its financial analyses regarding the offer and rendered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the offer is fair to the Public Stockholders from a financial point of view. Subsequently, Capitalink delivered its written opinion.

      The full text of the Capitalink opinion, dated as of October 7, 2003, is attached as Schedule II to this offering circular and is incorporated herein by reference. Our stockholders are urged to read the Capitalink opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink in rendering its opinion. The summary of the Capitalink opinion set forth in this offering circular is qualified in its entirety by reference to the full text of such opinion.

      No limitations were imposed by us or the board of directors on the scope of Capitalink’s investigation or the procedures to be followed by Capitalink in rendering its opinion. The Capitalink opinion was for the use and benefit of the board of directors in connection with its consideration of the offer and was not intended to be and does not constitute a recommendation to any stockholder of Gencor as to whether such stockholder should tender their respective shares. Capitalink does not express any opinion as to the underlying valuation or future performance of Gencor or the price at which our shares would trade at any time in the future. Capitalink was instructed that the Continuing Stockholders have informed the board of directors that they have no interest in selling their shares or pursuing a sale of Gencor to a third party in the foreseeable future. Therefore, Capitalink was not asked to seek or advise Gencor on any alternatives to the offer. Capitalink was not requested to opine as to, and its opinion does not address, our underlying business decision to proceed with or effect the offer. Also, Capitalink was not asked to consider, and its opinion does not address, the relative merits of the offer as compared to any alternative business strategy that might exist for us or our stockholders. Furthermore, Capitalink understood that the amount of consideration to be paid in the offer was to be determined by the board of directors. Capitalink was not engaged nor expected to render its recommendation as to the amount or type of consideration to be paid in the offer.

      In arriving at its opinion, Capitalink took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things:

      (1) Reviewed documents relating to the offer;

      (2) Reviewed publicly available financial information and other data with respect to Gencor, including the Annual Report on Form 10-K for the fiscal year ended September 30, 2002, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and the preliminary July 31, 2003 monthly internal financial statements;

      (3) Reviewed and analyzed the estimated present value of the notes;

      (4) Reviewed and analyzed our projected unlevered free cash flows and prepared discounted cash flows;

      (5) Reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of Gencor;

      (6) Reviewed and analyzed certain financial characteristics of comparable transactions that involved the acquisition of companies that were deemed to have characteristics comparable to those of Gencor;

      (7) Reviewed and analyzed the premiums paid in transactions involving publicly traded companies;

      (8) Reviewed and analyzed the premiums implied by the per share consideration in the offer;

      (9) Reviewed and analyzed a range of possible scenarios and cash flow implications regarding our synthetic fuel investments;

      (10) Reviewed and discussed with representatives of our management certain financial and operating information furnished by them, including financial analyses and projections and related assumptions with respect to the business, operations and prospects of Gencor;

      (11) Considered our historical financial results and present financial condition;

      (12) Reviewed certain publicly available information concerning the trading of, and the trading market for, our common stock;

      (13) Inquired about and discussed the offer and other matters related thereto with our management, the board of directors and its legal counsel; and

      (14) Performed such other analyses and examinations as were deemed appropriate.

      In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and Capitalink further relied upon the assurances of our management that it was not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the preliminary financial projections utilized, Capitalink assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which it could form an opinion. Capitalink did not make a physical inspection of the properties and facilities of Gencor and did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of Gencor. Furthermore, because the Public Stockholders cannot liquidate Gencor, Capitalink’s analysis does not address the liquidation value of Gencor. Capitalink assumed that the offer will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with us, Capitalink assumed that the offer will be a taxable event to our stockholders. Capitalink also assumed, with our consent, that the offer will be consummated substantially in accordance with the terms described to Capitalink and as generally set forth in this offering circular, without any further amendments thereto, and without waiver by us of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Public Stockholders.

      The Capitalink opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, October 7, 2003. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

      The estimates contained in Capitalink’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Capitalink’s analyses and estimates are inherently subject to substantial uncertainty.

      Each of the analyses conducted by Capitalink was carried out in order to provide a different perspective on the offer, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the offer to the Public Stockholders. Capitalink did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

      The financial reviews and analyses include information presented in tabular format. In order to fully understand Capitalink’s financial review and analyses, the tables must be read together with the text presented. The tables alone are not a complete description of the financial review and analyses and considering the tables alone could create a misleading or incomplete view of Capitalink’s financial review and analyses.

      Further, the summary of Capitalink’s analyses described below is not a complete description of the analyses underlying the Capitalink opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factors that it considered.

      Capitalink separately determined a range of indicated values for our two main cash-flow streams: (1) the core asphalt plant manufacturing business, the “Core Business”; and (2) the investment in the synthetic fuel business of Carbontronics. Utilizing the derived indicated ranges for the Core Business and Carbontronics, Capitalink then derived a range of indicated values for our common stock. The following table provides a summary of the range of indicated values for us for each of the analyses used by Capitalink.

Methodology	Indicated Common Stock Price

Discounted Cash Flow Analysis
LTM Revenue Terminal Multiple	$2.02 - $2.71
LTM EBITDA Terminal Multiple	$2.34 - $3.05
Perpetual Growth Method	$2.39 - $3.25
Indicated Reference Range	$2.25 - $3.01
Comparable Company Analysis
Enterprise Value of:
LTM 7/31/03 Revenue	$2.77 - $3.61
CFY Revenue	$2.67 - $3.48
NFY Revenue	$2.28 - $3.04
LTM 7/31/03 Revenue	$2.19 - $2.75
CFY EBITDA	$2.01 - $2.56
NFY EBITDA	$2.48 - $3.18
Indicated Reference Range	$2.40 - $3.10
Comparable Transaction Analysis
Enterprise Value as Multiple of:
LTM 7/31/03 Revenue	$2.83 - $3.37
LTM 7/31/03 EBITDA	$2.22 - $2.75
Indicated Reference Range	$2.53 - $3.06
Acquisition Premiums
Prior One Day	$2.79 - $3.18
Prior 5 Day	$2.55 - $3.16
Prior 30 Day	$2.53 - $3.06
Indicated Reference Range	$2.63 - $3.14

      Notes Analysis.

      In order to effectively compare the consideration in the offer to indicated ranges of value derived in its financial analyses, Capitalink determined a range of net present values of the notes, which reflects the current general economic, and market risks in addition to specific risks associated with the notes.

      Capitalink noted that the notes would be unsecured and subordinate to all of our existing debt to banks and other lenders and to all other future debt that we designates as debt senior to the notes. In addition, Capitalink noted that we do not intend to register the notes with the SEC nor list the notes for trading on an exchange or qualify the notes for trading on an automated quotation system operated by a national securities association.

      In order to determine an appropriate range of discount rates to utilize, Capitalink researched obligations with similar risk characteristics to the notes. In this regard, Capitalink utilized corporate obligations rated BB or lower in its analysis. Capitalink noted that all of the reviewed obligations were, or had at one time been, publicly traded and that there was no trading market expected to develop for the notes. This lack of liquidity would be reflected in a higher yield for the notes.

      Capitalink determined the appropriate discount rate to be 16.5% given our estimated weighted average cost of capital of 17.5% and the current prevailing yields on speculative bonds. Discounting the notes generated an indicated value for the notes of approximately $0.86 per share of common stock.

      Capitalink added the indicated value of the notes to the $2.00 cash per share to obtain the total indicted value of the offer of approximately $2.86.

      Financial Performance Analysis.

      Capitalink undertook analyses of the historical and projected financial data of the Core Business in order to understand and interpret its operating and financial performance and strength.

      Capitalink reviewed the Core Business’ historical and estimated financial data for the four fiscal years ended September 30, 2002, the nine months ended June 30, 2003 and preliminary data for the month ended July 31, 2003. In addition, Capitalink reviewed our projections for the fiscal year ending September 30, 2004 through September 30, 2007. Capitalink noted the following:

      Revenue for the Core Business fell significantly over the reviewed period from $101.4 million in fiscal year 1999 to $64.7 million for the latest twelve months ended June 30, 2003. The fall in revenues was primarily due to several factors including the sale of our profitable food machinery business in fiscal year 2001, the general downturn in the economy partially stemming from the effects of September 11th, and the deterioration and closure of much of our international business.

      Despite the fall in revenues over the past five years, gross margin has remained fairly stable between approximately 25% and 28%. However, earnings before interest, taxes, depreciation and amortization (“EBITDA”) has gradually fallen from a high of $12.9 million in fiscal year 2000 to $3.3 million for the latest twelve months ended June 30, 2003, primarily due to the reasons outlined above.

      Despite little growth in the Core Business, the capital position has improved significantly over the past two years. As of June 30, 2003, interest-bearing debt was approximately $15.5 million. Capitalink also reviewed the preliminary results for the month ended July 31, 2003. For the latest twelve months ended July 31, 2003, revenue was $58.9 million and EBITDA fell to $2.9 million. As of July 31, 2003, we also had approximately $9.9 million in interest bearing debt and $8.5 million in cash.

      Market Performance Analysis.

      Capitalink utilized a historical stock price analysis to review and compare our stock performance to the general market indices and a selected peer group. In addition, Capitalink reviewed the liquidity of our common stock in the public trading markets.

      Capitalink reviewed the daily closing market price and trading volume of our common stock over two time periods: (1) the one-year look-back period ending October 3, 2003; and (2) the period since July 12, 2001 (the day after our amended plan of reorganization was approved). Capitalink compared the daily closing market price performance of our common stock to both the Comparable Companies (as defined below) and the Russell 3000 Index for both periods. Capitalink also calculated total trading volumes at various closing price ranges. In addition, the number of trading days, and the respective percentages, at certain trading volumes, was set forth.

      Capitalink noted that during the one-year period ended October 3, 2003, our common stock:

•	experienced limited liquidity with the average and median daily number of shares traded equal to 3,652 and 1,400, respectively. It was further noted that on 52 trading days, or approximately 20.6% of the total trading days, there was no volume;

•	ranged from as high as $3.45 to as low as $0.93, closing at $2.45 on October 3, 2003, and

•	increased 58.1%, while the Comparable Companies index fell 8.2% and the Russell 3000 Index rose 10.1%.

      Capitalink also noted that during the period from July 12, 2001 through October 3, 2003, our common stock:

•	experienced limited liquidity with the average and median daily number of shares traded equal to 5,608 and 2,100, respectively. It was further noted that on 92 trading days, or approximately 16.5% of the total trading days, there was no volume;

•	ranged from a high of $4.35 to a low of $0.93; and

•	increased 6.5%, while the Comparable Companies index fell 10.8% and the Russell 3000 Index fell 12.3%.

      Discounted Cash Flow Analysis.

      Capitalink performed discounted cash flow analyses with respect to the Core Business, aggregating the present value of projected unlevered free cash flows over a forecast period, with the present value of the terminal value at the end of such period. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. The forecast period is comprised of the fiscal years ending September 30, 2006, and such projections were derived from historical financial information and operating data provided by the Company.

      In order to arrive at a present value, Capitalink utilized discount rates ranging from 16.5% to 18.5%. This was based on an estimated weighted average cost of capital of 17.5% (based on our existing debt and an 24.4% estimated cost of equity).

      Capitalink presented a range of terminal values at the end of the forecast period by applying a range of multiples to each of the Core Business’ fiscal 2006 projected revenue and EBITDA. In addition, Capitalink presented a perpetual growth scenario whereby ranges of growth rates were applied to the Core Business’ fiscal 2006 projected free cash flows in order to determine a terminal value, rather than multiples.

      In each of the scenarios noted above, a range of enterprise values was derived for the Core Business. The results of the discounted cash flow analysis under the three terminal value scenarios were as follows:

•	Utilizing the revenue terminal scenario (range of 0.35 times to 0.45 times), Capitalink calculated a range of indicated enterprise value from $12.5 million to $16.9 million.

•	Utilizing the EBITDA terminal scenario (range of 4.5 times to 5.5 times), Capitalink calculated a range of indicated enterprise values from $16.0 million to $20.5 million.

•	Utilizing a perpetual growth scenario (growth rates of 5.5% to 6.5%), Capitalink calculated a range of indicated enterprise values from $16.5 million to $22.6 million.

      The indicated enterprise values above were then reduced by our net debt to arrive at an indicated equity value range. Our estimated net debt as of July 31, 2003 was approximately ($1.6) million, which includes approximately $9.9 million in interest bearing debt, $8.5 million in cash, and an estimated $2.9 million from the exercise of in-the-money options.

      Taking into account: (1) the enterprise value ranges in all three terminal value scenarios; (2) our net debt; (3) common stock equivalent of 10.2 million shares; and (4) applying a 5% discount to reflect the dual class nature of our capital structure, Capitalink calculated a range of indicated common stock share prices of between $1.55 and $2.01.

      Selected Comparable Company Analysis.

      Capitalink utilized the selected comparable company analysis, a market valuation approach, for the purposes of compiling guideline or comparable company statistics.

      The selected comparable company analysis compares the trading multiples of Gencor with those of other publicly traded companies that are similar with respect to business model, operating sector, size and target customer base. Capitalink located six companies that it deemed comparable to us with respect to their industry sector and operating model (the “Comparable Companies”). Only one of the Comparable Companies manufactures road-building equipment as its primary activity. However, all of the Comparable Companies are involved in the manufacture of heavy equipment used in the road construction, mining, marine sector and are classified under the SIC code 353 (construction, mining, and materials handling machinery and equipment).

      The Comparable Companies utilized were: Terex Corp., Manitowoc Company, Joy Global, Astec Industries, Gehl Company, and Arts Way Manufacturing. Based on size (in terms of enterprise value and revenues), Gencor is in the lower range of the Comparable Companies. As of October 3, 2003, the enterprise values for the Comparable Companies ranged from approximately $10.7 million to approximately $1.9 billion and revenue ranged from approximately $10.9 million to approximately $3.5 billion. In comparison, we had an enterprise value and latest twelve months revenue of approximately $20.6 million and $64.7 million, respectively.

      Capitalink reviewed certain financial information relating to Gencor in the context of the corresponding financial information, ratios and public market multiples for the Comparable Companies. No company used in Capitalink’s analysis was deemed to be identical or directly comparable to us; accordingly, Capitalink considered the multiples for the Comparable Companies, taken as a whole, to be more relevant than the multiples of any single company.

      Based on publicly available information, Capitalink reviewed financial information for each of the Comparable Companies that included among other things: market value, enterprise value (defined as market value plus interest bearing debt and preferred stock less cash and marketable securities), revenue, EBITDA, earnings before interest and taxes, earnings per share, total assets, common equity, net tangible common equity, and selected financial ratios. Capitalink compared the financial operating data and ratios to us.

      For comparison purposes, all operating profits including EBITDA were normalized to exclude unusual and extra ordinary expenses and income. Our earnings generated by Carbontronics were also excluded in order to derive an indicated value for the Core Business.

      Capitalink noted that the EBITDA margin for the Core Business was slightly below the average of the Comparable Companies (5.1% compared with 6.8%). In addition, the average change in revenues for the latest financial year for the Comparable Companies was an increase of 15.2%, compared with a fall of 5.1% for the Core Business.

      Capitalink would expect the Core Business’ valuation multiples to be below the Comparable Company’s due to the Core Business’ smaller size, revenue concentration, falling historical revenue growth and limited future growth. Capitalink then selected appropriate multiple ranges by examining the range provided by the Comparable

Companies and taking into account the specific factors as previously discussed. A range of enterprise values was derived for the Core Business. The indicated enterprise values were then reduced by our net debt to arrive at an indicated equity value range.

      Taking into account a common stock equivalent of 10.2 million shares, and applying a 5% discount to reflect the dual class nature of our capital structure, Capitalink calculated a range of indicated common stock shares price as follows:

					Indicated Common Stock
		Selected Multiple			Price

	Statistic	Low	-	High	Low	-	High
EV Multiple
LTM ended 7/31/03	$58,950	0.35x	-	0.45x	$2.07	-	$2.62
Revenue CFY Revenue	$55,843	0.35x	-	0.45x	$1.97	-	$2.49
NFY Revenue	$51,014	0.30x	-	0.40x	$1.57	-	$2.05
LTM ended 7/31/03	$2,880	5.0x	-	6.0x	$1.49	-	$1.76
EBITDA CFY EBITDA	$2,758	4.5x	-	5.5x	$1.30	-	$1.56
NFY EBITDA	$4,370	4.0x	-	5.0x	$1.78	-	$2.18
Indicated Reference Range					$1.70	-	$2.11

      As noted above, none of the Comparable Companies is identical or directly comparable to Gencor. Accordingly, Capitalink considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, an analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.

      Selected Comparable Transaction Analysis.

      Capitalink utilized the selected comparable transaction analysis, a market valuation approach that is based on an examination of transactions involving companies which are in related industries to us for the purpose of compiling guidelines and statistics based on the pricing in such transactions.

      Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquiror. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

      Capitalink located nine transactions since March 2001 involving target companies in related industries to the Core Business (the “Comparable Transactions”). Such companies were classified under SIC code 353 (construction, mining and materials handling machinery and equipment).

Acquiror	Acquiree

The Carlyle Group	Kito Corp.
K-Tron International, Inc.	Pennsylvania Crusher Corp.
Sandvik AB	Milacron Inc.
Berkshire Hathaway, Inc.	CTB International Corp.
Federal Signal Corp.	Wittke, Inc.
Terex Corp.	Demag Mobile Cranes
Manitowoc Co.	Grove Worldwide, Inc.
Terex Crop	CMI Corp.
Washington Mills	Exolon-Esk Co.

      Based on the information disclosed in the each of the Comparable Transactions, Capitalink calculated and compared each enterprise value (total price paid plus total debt, preferred stock and minority interests, less cash) as multiples of latest twelve months revenue, latest twelve months EBITDA, and total assets.

      As with the Comparable Company analysis, the Core Business’ unique characteristics, smaller size, business concentration, declining revenue growth and limited future growth would suggest the Core Business be valued below the average of the Comparable Transaction multiples. Capitalink then selected appropriate multiple ranges by examining the range provided by the Comparable Transactions and taking into account the specific factors as previously discussed. A range of enterprise values was derived for the Core Business. The indicated enterprise values were then reduced by our net debt to arrive at an indicated equity value range.

      Taking into account a common stock equivalent of 10.2 million shares, and applying a 5% discount to reflect the dual class nature of our capital structure, Capitalink calculated a range of indicated common stock shares price as follows:

					Indicated Common Stock
		Selected Multiple			Price

	Statistic	Low	-	High	Low	-	High

EV Multiple
LTM ended 7/31/03	$58,950	0.36x	-	0.41x	$2.13	-	$2.37
Revenue LTM ended 7/31/03	$2,880	5.1x	-	6.0x	$1.52	-	$1.76
EBITDA
Indicated Reference Range					$1.82	-	$2.07

      None of the Comparable Transactions are identical to the offer. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the Comparable Transactions and other factors that could affect the respective acquisition values.

      Acquisition Premiums Analysis.

      The acquisition premiums analysis involves the comparison of the premium implied by the offer to premiums in other transactions where a controlling interest of a public company was acquired.

      Capitalink reviewed the one-day, five-day and 30-day premiums for transactions where: (1) the transaction was announced on or after January 2000; (2) the transaction value was less than or equal to $50.0 million; (3) the acquiring party previously had less than a 50% shareholding in the target company; and (4) the target company was based in the United States.

      Capitalink reviewed 444 transactions that met this criteria and calculated the mean and median of the acquisition premiums. The mean and median were 41.6% and 35.5%, respectively, for the one day premium; 45.8% and 37.5%, respectively for the five day premium; and 53.6% and 42.5% for the 30 day premium, respectively.

      Capitalink also identified four transactions announced since March 2000, in which the targets were in related industries to the Company and for which information on premiums paid were available. The mean and median acquisition premiums paid were from 18.9% and 1.3%, respectively for the one-day premium; 24.0% and 11.1%, respectively for the five-day premium; and 34.7% and 17.8%, respectively for the 30-day premium.

      Based on the premiums paid in the scenario set forth above, Capitalink calculated a range of indicated common stock shares prices as follows:

					Indicated Common Stock
					Price

	Statistic	Low	-	High	Low	-	High

Prior One Day	$2.35	18.9%	-	35.5%	$2.79	-	$3.18
Prior Five Day	$2.30	11.1%	-	37.5%	$2.55	-	$3.16
Prior 30 Day	$2.15	17.8%	-	42.5%	$2.53	-	$3.06
Indicated Reference Range					$2.63	-	$3.14

      None of the transactions in the acquisition premiums analysis is identical to the offer. Accordingly, an analysis of comparable business combinations is not mathematical, rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the respective acquisition values.

      Premiums Paid Analysis.

      The premiums paid analysis involves the comparison of the offer to the average closing price of our common stock over varying time periods prior to October 3, 2003.

      For the periods presented, the offer represents a premium (10.0% to 63.4%) over the average closing share price for each respective period. Capitalink noted that the premium as of October 3, 2003 was 16.7%.

      In addition, the daily premium or discount of the offer to the daily stock price over the period October 3, 2002 to October 3, 2003 was graphed. During the one-year period graphed and reviewed, the offer represented a premium for most of the daily share prices.

      Carbontronics Investment Analysis.

      Capitalink performed a scenario analysis to determine an appropriate range of indicated value for Carbontronics.

      Utilizing Carbontronics’ projected cash flow distributions (derived as of April 22, 2003) and based on discussions with our management, Capitalink set forth a set of seven cash flow distribution scenarios by applying a range of confidence factors. After tax cash flows were derived and discounted using the Company’s weighted average cost of capital of 17.5% for each of the seven scenarios.

      Capitalink then estimated a pessimistic and neutral probability weighting for each of the seven scenarios based upon the following factors:

•	historical cash flow received versus projections,

•	tax event notice received and all distributions put on hold,

•	other steps taken by the IRS to possibly revoke the synthetic fuel tax credits, and

•	our inability to currently predict when, and if, there will be any future distributions.

      Based on the framework set forth above, Capitalink calculated a range of indicated common stock shares prices as follows:

	Indicated Common Stock
	Price

	Low	-	High
Indicated Reference Range	$0.70	-	$0.99

      Capitalink performed a variety of financial and comparative analyses for the purpose of rendering the Capitalink opinion. While the foregoing summary describes all material analyses and factors reviewed by Capitalink with the board of directors, it does not purport to be a complete description of the presentations by Capitalink to the board of directors or the analyses performed by Capitalink in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink’s view of the actual value of Gencor, the Core Business or Carbontronics. In performing its analyses, Capitalink made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by Capitalink are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Capitalink’s analysis of the fairness of the offer, from a financial point of view, to our Public Stockholders, and were provided to the board of directors in connection with the delivery of Capitalink’s opinion.

      Pursuant to the engagement letter between us and Capitalink, Capitalink was paid a non-refundable initial cash fee of $25,000 upon execution of the engagement letter, a cash fee of $27,500 when we notified Capitalink that we would like them to prepare a written fairness opinion and a cash fee of $27,500 when Capitalink delivered the final written fairness opinion to us. In addition, the engagement letter provides that Capitalink will be reimbursed for its reasonable out-of-pocket expenses and that Capitalink and certain related persons will be indemnified against certain liabilities, including liabilities related or attributed to any breach of a representation or warranty by us contained in the engagement letter or any activities performed by us that are in violation of any federal or state securities laws or rules or regulations promulgated thereunder.

5. Rights of Stockholders in the Second-Step Transaction

      No appraisal or dissenters’ rights are available in connection with the offer. In connection with a second-step transaction, however, the stockholders who have not tendered their shares may have certain rights to receive the fair value of such shares. If the second-step transaction is effected as a reverse stock split, you will not be entitled to appraisal rights under Delaware law. However, if the second-step transaction is effected as a merger, you will be entitled to appraisal rights under Delaware law which will entitle you to have the fair value of your shares paid to you in cash provided that you comply with the applicable provisions of the Delaware law. A copy of the Delaware appraisal rights statute and a discussion of that statute is attached as Schedule III to this offering circular.

      Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the second-step transaction) required to be paid in cash to such dissenting holders for their shares. Any such judicial determination of the fair value of shares could be based on considerations other than, or in addition to, the purchase price paid in the offer and the market value of the shares, including asset values and the investment value of the shares. The value so determined could be more or less than the purchase price per share paid in the offer and the second-step transaction.

      The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any available appraisal rights. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of Delaware law. See Schedule III attached to this offering circular for a discussion of appraisal rights that may be available.

6. Interests of Certain Persons in the Offer and the Second-Step Transaction

      In considering the offer and the fairness of the consideration to be received in the offer and the second-step transaction, you should be aware that certain of our executive officers and directors have interests in the offer which are described below and which may present them with certain actual or potential conflicts of interest.

      The Continuing Stockholders have advised us that they do not intend to tender any shares in the offer. If we purchase all of the shares of the Public Stockholders pursuant to the offer and the second-step transaction, the Continuing Stockholders would then beneficially own 100% of our outstanding shares.

      Except as set forth elsewhere in this offering circular, based on our records and on information provided to us by our directors and executive officers, neither Gencor nor any associate of Gencor nor, to the best of our knowledge, any of our directors or executive officers, nor any associates or affiliates of any of the foregoing, have effected any transactions involving our shares during the 60 business days prior to the date hereof. Except as otherwise described herein, neither Gencor nor, to the best of our knowledge, any of our affiliates, directors or executive officers are a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

      As part of the offer, all individuals, other than the Continuing Stockholders, holding stock options will be given the opportunity to surrender those options in exchange for payment from us (subject to any applicable withholding taxes) in: (1) cash equal to the product of (a) the total number of shares subject to any such stock option and (b) the excess of $2.00 in cash over the exercise price per share subject to any such stock option, without any interest thereon; plus (2) principal amount of our notes equal to the total number of shares subject to any such stock option multiplied by $1.00. The Continuing Stockholders have advised us that they will not be surrendering stock options owned by them in connection with the offer. With respect to executive officers (other than executive officers who are Continuing Stockholders), options will be treated as described above. As of September 30, 2003, individuals (other than those who are also Continuing Stockholders) hold options to purchase 300,000 shares.

      Corporations organized under the laws of Delaware are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. Delaware law provides that a corporation’s certificate of incorporation may include a provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

      We have also entered into indemnification agreements with each of our directors and officers, which provide that, if by reason of being a director or officer of Gencor, a director or officer: (1) is or is threatened to be made a party to any threatened, pending or completed proceeding, other than a proceeding by or in the right of Gencor, such directors and officers will be indemnified by us against expenses, judgments, fines and amounts paid in settlement; (2) is or is threatened to be made, a party to any threatened, pending or completed proceeding brought by or in the right of Gencor, such directors or officers will be indemnified by us, under certain circumstances, against expenses incurred; and (3) is a witness in any proceeding, such directors or officers will be indemnified by us, against all expenses actually and reasonably incurred in connection therewith. Additionally, subject to the terms therein, the indemnification agreements provide that Gencor will advance to our directors and officers the reasonable expenses incurred in connection with any proceeding.

7. Certain United States Federal Income Tax Consequences

      General.

      The following discussion summarizes certain United States federal income tax consequences associated with the offer and the ownership of the notes. The discussion is intended only as a summary and does not purport to be a complete analysis of all potential tax considerations that may be relevant in connection with the offer. The discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof, which we refer to as the “Code,” existing and proposed United States Treasury regulations promulgated thereunder, current administrative pronouncements and judicial decisions, changes to any of which could materially affect the continued validity of the discussion herein and could be made on a retroactive basis. No rulings will be sought from the IRS with respect to the treatment of the offer and no assurance may be given that contrary positions may not be taken by the IRS or by a court of law.

      Scope.

      The discussion relating to stockholders who participate in the offer addresses only stockholders who hold shares as capital assets within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” Corporations, expatriates, tax-exempt organizations, persons who acquired shares as compensation and persons who hold shares as a position in a “straddle” or as a part of a “hedging” or “conversion” transaction for United States federal income tax purposes). In the context of the discussion pertaining to the notes, the discussion describes certain United States federal income tax consequences applicable only to original holders of the notes and who hold the notes as capital assets. The discussion does not include any description of the tax laws of any state, local, or non-U.S. government that may be applicable to a particular stockholder. As used in this discussion, a “United States Holder” means: (1) a citizen or resident of the United States; (2) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof; (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or (4) a trust if: (a) a court within the United States is able to exercise primary supervision of the administration of the trust; and (b) one or more United States Holders have the authority to control all substantial decisions of the trust. As used in this discussion, a “Non-United States Holder” is a holder of shares other than a United States Holder.

      THE SUMMARY DISCUSSION SET FORTH HEREIN IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF AN EXCHANGE OF SHARES FOR CASH AND NOTES PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR SITUATION AND CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EXCHANGES MADE BY THEM PURSUANT TO THE OFFER, INCLUDING THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES DESCRIBED BELOW.

      Certain Federal Income Tax Consequences to Tendering Stockholders; Characterization of the Exchange.

      An exchange of shares for cash and notes (and all cash in lieu of a note with a principal amount less than $100) by a stockholder pursuant to the offer will be a taxable transaction for United States federal income tax purposes. In general, the exchange will be treated as a sale of the shares.

      The tendering stockholder will recognize capital gain or loss on the sale equal to the difference between: (1) the sum of the cash and the “issue price” of the notes received by the stockholder; and (2) the stockholder’s adjusted tax basis in the shares exchanged pursuant to the offer. For a discussion of the “issue price” of the notes, see “Issue Price of the Notes - Defined” below. Such capital gain or loss will generally be long-term capital gain or loss if the tendering stockholder held the tendered shares for more than 12 months. Under current law, any such gain or loss recognized by individuals, trusts or estates will be subject to a maximum 15 percent federal tax rate if the shares have been held for more than 12 months.

      However, the tax treatment described above may not be applicable if the stockholder is treated as constructively owning shares owned by certain related persons or entities and the shares owned by such related persons or entities are not tendered in the offer. In that event, if the tendering stockholder does not suffer a meaningful reduction in his percentage ownership interest in us, we believe that, to the extent of our current and accumulated earnings and profits (as determined for federal income tax purposes), the tendering stockholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the sum of the cash and the fair market value of the notes (determined as of the date the offer is made) received by the stockholder in the offer (without reduction for the adjusted tax basis of the shares tendered pursuant to the offer). Under current Treasury Regulations, no loss would be recognized by the tendering stockholder, and (subject to reduction as described below for corporate stockholders eligible for the dividends-received deduction), the tendering stockholder’s adjusted tax basis in the shares tendered in the offer will be added to such stockholder’s adjusted tax basis in the stockholder’s remaining shares, if any; however, if a tendering stockholder does not retain any shares, such stockholder may lose tax basis entirely. The amount (if any) by which the fair market value of the notes and cash received exceeds our current or accumulated earnings and profits (as determined for federal income tax purposes) will be treated, first, as a nontaxable return of capital to the extent of the stockholder’s basis in the shares, and thereafter, as taxable capital gain.

      BECAUSE A TENDERING STOCKHOLDER WILL RECEIVE A NOTE IN ADDITION TO CASH PURSUANT TO THEIR TENDER OF SHARES IN THE OFFER, A STOCKHOLDER MAY NEED TO USE SOME OF THE CASH RECEIVED IN THE OFFER TO SATISFY ANY TAX LIABILITIES ARISING FROM RECEIPT OF THE NOTES IN THE OFFER.

      “Issue Price” of the Notes - Defined.

      Assuming the notes are not “publicly traded” within the meaning of applicable provisions of the Code and associated Treasury Regulations within 30 days following the offer, the “issue price” of a note will be the fair market value of a share exchanged for the note and cash in the offer, less $2.00. The fair market value of a share will be determined as of the date the offer is made, and will generally be equal to the mean between the highest and lowest quoted selling price of a share on the Pink Sheets on that date.

      Tendering stockholders seeking information regarding the actual “issue price” of the notes in determining the tax consequences associated with receipt of the notes in the offer should contact their own tax advisors.

      Certain Federal Income Tax Consequences to Prospective United States Holders of Notes; Interest on the Notes.

      With respect to stockholders who exchange shares for the notes and cash in the offer, stated interest on the notes will be taxable as ordinary interest income at the time such amounts are accrued or received in accordance with the holder’s method of accounting for United States federal income tax purposes.

      Depending upon a stockholder’s particular circumstances, the tax consequences of holding notes may be less advantageous than the consequences of holding shares because, for example, interest payments on the notes will not be eligible for any dividends-received deduction that might otherwise be available to corporate stockholders, if dividends were issued with respect to the shares. Further, the effective tax rate on dividends may be significantly less than the effective tax rate on interest payments.

      Original Issue Discount on the Notes.

      If the “stated redemption price at maturity” of the notes exceeds the “issue price” of the notes (which is described above) by more than a de minimis amount (0.25% of the “stated redemption price at maturity” multiplied by the number of years equal to the weighted average maturity of the notes), the notes will be treated as having OID to the extent of such excess.

      The “stated redemption price at maturity” of the notes will equal the total of all payments under the notes, other than payments of “qualified stated interest.” “Qualified stated interest” generally is stated interest that is unconditionally payable in cash or other property (other than an additional debt instrument of the issuer) at least annually at a single fixed rate. Stated interest on the notes will be treated as “qualified stated interest” for this purpose.

      Accordingly, if the fair market value of a share on the date the offer is made is less than $3.00, the notes may be issued with OID.

      Taxation of Original Issue Discount on the Notes.

      If the notes have OID, each holder of a note will be required to include in gross income an amount equal to the sum of the “daily portions” of the OID for all days during the taxable year in which such holder holds or is deemed to hold the note regardless of the holder’s method of accounting and even though the cash to which such income is attributable may not be received until the sale, redemption, or maturity of the note. The daily portions of OID required to be included in a holder’s gross income in a taxable year will be determined under a constant yield method by allocating to each day during the taxable year in which the holder holds or is deemed to hold the note a pro rata portion of the OID thereon which is attributable to the accrual period in which such day is included. The amount of the OID attributable to each accrual period will be the “adjusted issue price” of the note at the beginning of such accrual period multiplied by the “yield to maturity” of the note (properly adjusted for the length of the accrual period and reduced by the stated interest allocable to the accrual period). The “adjusted issue price” of a note at the beginning of an accrual period will be the original “issue price” of the note plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments on the note other than payments of stated interest. The “yield to maturity” is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the notes, produces an amount equal to the “issue price” of the notes.

      We will cause to be furnished annually to the IRS and to record holders of the notes information relating to the OID, if any, accruing during the calendar year.

      Bond Premium.

      A debt instrument is considered “purchased” at a “bond premium” if its adjusted tax basis immediately after the purchase exceeds the sum of all amounts payable on the instrument after the purchase (other than payments of “qualified stated interest”). An exchange of shares for the notes pursuant to the offer will be considered a “purchase” of the notes for this purpose. Thus, for example, a note will be considered purchased at a “bond premium” if the fair market value of a share exceeds $3.00 on the date the offer is made.

      If a note is purchased at a “bond premium,” the holder may elect, pursuant to Section 171 of the Code, to reduce the amount of stated interest includable as gross income by offsetting the qualified stated interest allocable to an accrual period with the premium allocable to the accrual period. Premium will be allocated to an accrual period using a constant yield method. “Bond premium” on a note held by a U.S. Holder that does not make an election to amortize will decrease the gain or increase the loss otherwise recognized upon disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

      Election.

      A United States Holder of a note may elect to treat all interest that accrues on a note as OID and calculate the amount includable in gross income under the constant yield method described above. See “Taxation of Original Issue Discount on the Notes” above. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount, as adjusted (as relevant) for acquisition premium. The election is to be made for the taxable year in which the holder acquires the note, and may not be revoked without the consent of the IRS.

      BECAUSE THE RULES GOVERNING OID MAY REQUIRE HOLDERS OF NOTES TO PAY FEDERAL INCOME TAXES ON INCOME IN ADVANCE OF RECEIPT OF THE CASH ATTRIBUTABLE TO SUCH INCOME, STOCKHOLDERS CONTEMPLATING AN EXCHANGE OF SHARES FOR CASH AND NOTES PURSUANT TO THE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING OID, THE RELEVANCE OF ACQUISITION PREMIUM AND THE ADVANTAGES AND DISADVANTAGES OF ALL RELEVANT ELECTIONS.

      Redemption or Sale of the Notes.

      Generally, any redemption (other than mandatory redemption payments under the notes) or sale of the notes by a holder will result in taxable gain or loss equal to the difference between the sum of the amount of cash and the fair market value of the other property received (except to the extent attributable to accrued but previously untaxed interest) and the holder’s adjusted tax basis in the notes. A holder’s initial tax basis in the notes will be increased by any OID with respect to the notes included in the holder’s income prior to sale or redemption of the notes and will be reduced by any cash payments other than payments of “qualified stated interest.”

      Except to the extent attributable to accrued but previously untaxed interest, such gain or loss (if any) will generally be long-term capital gain or loss if the holder’s holding period for the notes exceeds 12 months and if the note is held as a capital asset by the holder.

      United States Federal Income Tax Backup Withholding.

      Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct or unless another exemption applies. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. If the Depositary is not provided with the correct taxpayer identification number, a United States Holder may be subject to penalties imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit the appropriate and applicable version of an IRS Form W-8, signed under penalties of perjury, attesting to that stockholder’s exempt status. These statements can be obtained from the Depositary.

      TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING AT A RATE OF 28% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES TENDERED IN THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

      Certain Federal Income Tax Consequences to Prospective Non-United States Holders of the Notes.

      A Non-United States Holder generally will not be subject to United States federal income tax on the exchange of shares for the notes or a subsequent taxable disposition of the notes (except with respect to accrued and unpaid interest, including OID, received) unless:

•	the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

•	in the case of a non-resident alien individual who holds the shares as a capital asset, the individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	the Non-United States Holder is subject to Code provisions applicable to certain United States expatriates.

      Payment of Interest.

      The United States federal withholding tax will not apply to any payment to a Non-United States Holder of interest (including OID) on a note provided that:

•	such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	such holder is not a controlled foreign corporation that is related to us through stock ownership;

•	such holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	(1) such holder provides its name and address, and certifies, under penalties of perjury, that such holder is not a United States person (which certification may be made on an IRS W-8BEN); or (2) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on such holder’s behalf and certifies, under penalties of perjury, that it has received IRS Form W-8BEN from the holder or from another qualifying financial institution intermediary, and provides a copy of the IRS Form W-8BEN. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

      If a Non-United States Holder cannot satisfy the requirements described above, payments of interest (including OID) will be subject to the United States federal withholding tax, unless such holder provides us with a properly executed: (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with such holder’s conduct of a trade or business in the United States.

      If a Non-United States Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, such holder will be required to pay United States federal income tax on that interest (including OID) on a net income basis (although exempt from the withholding tax provided the certification requirement described above is met) in the same manner as if such holder were a United States person as defined under the Code, except as otherwise provided by an applicable tax treaty. In addition, if such holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of the holder’s earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such holder’s conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

      Information Reporting and Backup Withholding.

      The amount of interest paid to a Non-United States Holder on the note and the amount of tax withheld, if any, will generally be reported to such holder and the IRS. A Non-United States Holder will generally not be subject to backup withholding with respect to payments that we make to such holder provided that such holder has made appropriate certifications as to the holder’s foreign status, or such holder otherwise establish an exemption.

      THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU IN THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN LAWS.

      Tax Consequences to Us.

      Gain or Loss on Exchange. We will recognize no gain or loss in connection with the acquisition of shares in exchange for cash and the notes.

      Deductibility of OID. In the event the “yield to maturity” (as defined in the section above on “Taxation of Original Issue Discount on the Notes”) on the notes equals or exceeds the sum of 5% and the “applicable federal rate” (as determined pursuant to the Code) in effect for the month in which the notes are issued, the notes may be considered “applicable high yield discount obligations,” or AHYDOS, if the notes have “significant” OID.

      If the notes are AHYDOS, we would not be permitted to deduct for United States federal income tax purposes OID accrued on the notes until the time we actually paid the OID in cash or in property other than our stock or debt, or stock or debt of a person related to us. Further, a portion of the OID on the notes, which we refer to as the “dividend-equivalent interest,” would not be deductible at any time, and a corporate U.S. holder would be eligible for the dividends-received deduction for the portion of the “dividend-equivalent interest” that would have been treated as a dividend had it been distributed by us with respect to our stock.

      A debt instrument has “significant” OID if the aggregate amount that would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending after the date five years after the date of issue exceeds the sum of: (1) the aggregate amount of interest to be paid under the instrument as of the close of such accrual period; and (2) the product of the issue price of the debt instrument and its yield to maturity. The Dividend-Equivalent Interest is equal to the lesser of the amount of OID or the portion of the “total return” with respect to the notes that exceeds the “applicable federal rate” plus 5 percentage points. The “total return” is the excess of all payments to be made with respect to a note over its issue price.

THE OFFER

1. Terms of the Offer; Expiration Date

      Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase all of our outstanding shares of common stock as are validly tendered prior to the expiration date and not properly withdrawn at a price per share of $2.00 in cash plus $1.00 in principal amount of our notes, net to the seller. We will not issue any notes in denominations of less than $100.00. Any stockholder tendering less than 100 shares will receive $3.00 in cash per share, instead of the $2.00 in cash plus $1.00 in principal amount of our notes. In lieu of issuing our notes to stockholders who tender less than 100 shares, we will pay up to $99.00 in cash to these stockholders. Under no circumstances will we pay interest on the cash, even if there is a delay in making payment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend for any reason the period of time during which the offer is open, and thereby delay acceptance for payment for any shares regardless of whether or not any of the events set forth in “THE OFFER - Certain Conditions of the Offer” shall have occurred or shall be deemed to have occurred by us, by giving oral or written notice of such extension to the Depositary. During any such extension, all shares previously tendered and not withdrawn will remain subject to the offer, subject, however, to your right to withdraw your shares. See “THE OFFER - Withdrawal Rights.”

      Subject to the applicable regulations of the SEC, we also expressly reserve the right, in our sole discretion, at any time and from time to time: (1) to terminate the offer and not accept for payment any shares upon the occurrence of any of the conditions specified in “THE OFFER - Certain Conditions of the Offer;” and (2) to waive any condition or otherwise amend the offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. We acknowledge that Rule 13e-4(f) under the Exchange Act requires us to pay the consideration offered or return the shares tendered promptly after the termination or withdrawal of the offer. We also acknowledge that we may not delay acceptance for payment of, or payment for (except as provided in clause (1) of the first sentence of this paragraph), any shares upon the occurrence of any of the conditions specified in “THE OFFER - Certain Conditions of the Offer” without extending the period of time during which the offer is open.

      Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national business wire service.

      If we make a material change in the terms of the offer or other information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

      If, prior to the expiration date, we should decide to decrease the number of shares being sought or to increase or decrease the consideration being offered in the offer, such decrease in the number of shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose shares are accepted for payment pursuant to the offer, and, if at the time notice of any such decrease in the number of shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such shares, the offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the offer will be extended at least until the expiration of such ten business day period. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m. (midnight), New York City time.

      This offering circular and the related letter of transmittal will be mailed to record holders of shares whose names appear on our stockholder list and will be furnished, for subsequent transmittal to beneficial owners of shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Procedures for Tendering Shares

      Valid Tender of Shares.

      In order for shares to be validly tendered pursuant to the offer, the letter of transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the letter of transmittal) and any other documents required by the letter of transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this offering circular and either: (1) the certificates evidencing tendered shares must be received by the Depositary at such address or such shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message if the tendering stockholder has not delivered a letter of transmittal), in each case prior to the expiration date; or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term “Agent’s Message” means a message, transmitted by The Depository Trust Company, which we refer to as the “Book-Entry Transfer Facility”, to, and received by, the Depositary and forming a part of a “Book-Entry Confirmation,” which means that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

      The method of delivery of share certificates and all other required documents, including delivery through any Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

      Book-Entry Transfer.

      The Depositary will establish an account with respect to the shares at the Book-Entry Transfer Facility, for purposes of the offer within two business days after the date of this offering circular. Any financial institution that is a participant in the system of such Book-Entry Transfer Facility may make a book-entry delivery of shares by causing such Book-Entry Transfer Facility to transfer such shares into the Depositary’s account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the letter of transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the letter of transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this offering circular prior to the expiration date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to a Book-Entry Transfer Facility or to us does not constitute delivery to the Depositary.

      Signature Guarantees.

      Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act, each of the foregoing referred to as an “Eligible Institution”, except in cases where shares are tendered: (1) by a registered holder of shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal; or (2) for the account of an Eligible Institution.

      If a certificate for shares is registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be returned to a person other than the registered holder(s), then the share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the share certificate, with the signature(s) on such share certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the letter of transmittal.

      Guaranteed Delivery.

      If a stockholder desires to tender shares pursuant to the offer and the certificate(s) evidencing such stockholder’s shares are not immediately available or such stockholder cannot deliver the share certificate(s) and all other required documents to the Depositary prior to the expiration date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares may nevertheless be tendered, provided that all the following conditions are satisfied:

      (1) such tender is made by or through an Eligible Institution;

      (2) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received prior to the expiration date by the Depositary as provided below; and

      (3) the certificates (or a Book-Entry Confirmation) evidencing all tendered shares, in proper form for transfer, in each case together with the letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, in the case of a book-entry transfer, and any other documents required by the letter of transmittal are received by the Depositary within three business days after the date of execution of such notice of guaranteed delivery.

      The notice of guaranteed delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the notice of guaranteed delivery made available by us.

      In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of the certificate(s) evidencing such shares, or a Book-Entry Confirmation of the delivery of such shares, and the letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the letter of transmittal.

      Determination of Validity.

      All questions as to the number of shares to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Gencor, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions thereto) will be final and binding.

      Lost, Destroyed or Stolen Certificates.

      If any certificates for the shares have been lost, destroyed or stolen, stockholders should immediately contact our transfer agent, Continental Stock Transfer and Trust Company, at (212) 509-4000. In such event, the transfer agent will forward additional documentation necessary to be completed in order to surrender effectively such lost, destroyed or stolen certificates. The letter of transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen certificates have been followed.

      Appointment.

      By executing the letter of transmittal as set forth above, a tendering stockholder irrevocably appoints the Depositary as such stockholder’s proxy, with full power of substitution, in the manner set forth in the letter of transmittal, to the full extent of such stockholder’s rights with respect to the shares tendered by such stockholder and accepted for payment by us and with respect to any and all other shares or other securities or rights issued or issuable in respect of such shares on or after the date of this offering circular. All such proxies shall be considered coupled with an interest in the tendered shares. Such appointment will be effective when, and only to the extent that, we accept such shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such shares (and such other shares and securities) will be revoked without further action, and no subsequent proxies may be given or any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The Depositary will, with respect to the shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of our stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

      To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of shares purchased pursuant to the offer, each such stockholder must provide the Depositary with such stockholder’s correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the substitute Form W-9 in the letter of transmittal. If backup withholding applies with respect to a stockholder, the Depositary is required to withhold 28% of any payments made to such stockholder. See Instruction 9 of the letter of transmittal.

      Tendering Stockholder’s Representation and Warranty that our Acceptance Constitutes an Agreement.

      A tender of shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the offer, as well as the tendering stockholder’s representation and warranty to us that: (1) the stockholder has a “net long position” (as defined in Rule 14e-4 promulgated by the SEC under the Exchange Act) in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4; and (2) the tender of shares complies with Rule 14e-4.

      It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender (including any extensions thereof), the person so tendering: (1) has a net long position equal to or greater than the amount of: (a) shares tendered; or (b) other securities immediately convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise; and (2) will deliver or cause to be delivered the shares in accordance with the terms of the offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering stockholder and Gencor upon the terms and conditions of the offer.

      Share certificates for shares, together with a properly completed letter of transmittal and any other documents required by the letter of transmittal, must be delivered to the Depositary and not to us. Any such documents delivered to us will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

3. Withdrawal Rights

      Except as otherwise provided in this Section 3, tenders of shares in the offer are irrevocable. Shares that are tendered in the offer may be withdrawn pursuant to the procedures described below at any time prior to the expiration date (as it may be extended), and shares that are tendered may also be withdrawn at any time after January 12, 2004, unless accepted for payment on or before that date as provided in this offering circular. In the event we provide for a subsequent offering period following the successful completion of the offer, no withdrawal rights will apply to shares that were previously tendered in the offer and accepted for payment.

      For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal in the form supplied by us must be timely received by the Depositary at one of its addresses set forth on the back cover page of this offering circular. Any such notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of such shares, if different from that of the person who tendered such shares. If share certificates evidencing shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such share certificates, the serial numbers shown on such share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares have been tendered for the account of an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the “THE OFFER - Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

      All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, whose determination will be final and binding. None of Gencor, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

      Withdrawals of shares of our common stock may not be rescinded. Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares may be re-tendered at any time prior to the expiration date by following one of the procedures described in “THE OFFER - Procedures for Tendering Shares.”

4. Acceptance for Payment and Payment for Shares of our Common Stock

      Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for (and thereby purchase) shares validly tendered and not properly withdrawn prior to the expiration date. For purposes of the offer, we will be deemed to have accepted for payment (and therefore purchased) shares that are validly tendered and not properly withdrawn only when and if we give written notice to the Depositary of our acceptance of the shares for payment pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for shares accepted for payment pursuant to the offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose shares have been accepted for payment. Subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for payment of, or payment for, shares pending receipt of any regulatory approvals specified in “THE OFFER - Certain Legal Matters and Regulatory Approvals” or in order to comply in whole or in part with any other applicable law.

      In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of: (1) the certificates evidencing such shares or timely confirmation of a book-entry transfer of such shares into the Book-Entry Transfer Facility pursuant to the procedures set forth in “THE OFFER - Procedures for Tendering Shares;” (2) the letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the letter of transmittal; and (3) any other documents required under the letter of transmittal.

      Certificates for all shares tendered and not purchased will be returned (or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares) to the tendering stockholder at our expense as promptly as practicable after the expiration date or termination of the offer without expense to the tendering stockholders. Under no circumstances will interest on the cash portion of the purchase price be paid by us by reason of any delay in making payment. Interest on the notes will begin to accrue from the date we accept any tendered shares for payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the offer. See “THE OFFER - Procedures for Tendering Shares” and “THE OFFER - Certain Conditions of the Offer.”

      We will pay all stock transfer taxes, if any, payable upon the transfer to us of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the letter of transmittal.

      If, prior to the expiration date, we shall increase the consideration offered to any holders of shares pursuant to the offer, such increased consideration will be paid to all holders of shares that are purchased pursuant to the offer, whether or not such shares were tendered prior to such increase in consideration.

5. Description of the Notes

      General.

      We will issue global notes in registered form under an indenture between us, as issuer, and HSBC Bank USA, as trustee. The global notes will be deposited with the trustee, as book-entry depositary for the benefit of the beneficial owners as recorded on the books of the depositary. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, but only to the extent that the indenture is hereafter qualified under the Trust Indenture Act. The following summary of select provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture, including the definitions in the indenture of some of the terms used below. The form of the note, indenture and deposit agreement are attached to our Tender Offer Statement on Schedule TO as exhibits (d)(1), (2) and (3), respectively, of which this offering circular is attached as exhibit (a)(1). A copy of any of these agreements can be obtained by following the instructions in the section titled “THE COMPANY - Additional Information.”

      The notes are limited in aggregate principal amount to $10,000,000. The notes will only be issued in denominations of $100 and integral multiples of $1.00 in excess thereof. We will not issue any notes in denominations of less than $100.00.

      The notes are our general unsecured obligations and rank behind in right of payment to all of our current and future indebtedness, including, without limitation, senior debt, which is defined in “- Priority of Payment” below, other than trade payables, with which the notes rank pari passu.

      We may redeem the notes at our option at any time, in whole or in part, at the principal amount thereof together with accrued and unpaid interest thereon, as more fully described in “- Optional Redemption” below. There is no sinking fund for the notes.

      The indenture does not contain any provision that would restrict us or any of our subsidiaries from, among other things, creating or assuming additional debt, liens, making guarantees, declaring or paying dividends, making capital expenditures, acquiring other assets or businesses or entering into sale and lease-back transactions. In addition, the indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we or our subsidiaries must adhere. Accordingly, the indenture does not generally contain provisions that afford holders of notes protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of notes.

      No application will be made to list the notes on any exchange or trading market. The notes will not be rated by any rating agency.

      Principal, Maturity and Interest.

      The notes are being issued in an aggregate principal amount of up to $10,000,000 and will mature on December 31, 2006. Each note will bear interest at the rate of 10% per annum. We will pay interest on the notes semi-annually in arrears on each December 31 and June 30, beginning June 30, 2004.

      Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and no interest will accrue for the intervening period. Principal of and interest and premium, if any, on the notes will be payable at our office or agency maintained for this purpose within New York, New York or, at our option, payment of interest on the notes may be made by check mailed to holders of the notes at their respective addresses set forth in the register of holders of notes. Until we otherwise designate, our office or agency in New York, New York will be the office of the trustee maintained for this purpose. The trustee initially will be a paying agent and registrar under the indenture. We may act as paying agent or registrar under the indenture or may appoint someone else.

      Interest on the notes will begin to accrue from the date we accept any tendered shares for payment by giving written notice to the Depositary of our acceptance of the shares for payment.

      Redemption.

      Subject to the limitations described under “- Priority of Payment” below, we may without penalty or premium redeem the notes at our option and in accordance with the provisions of the indenture, at any time, in whole or in part, at the principal amount thereof, together with accrued and unpaid interest thereon.

      Events of Default and Remedies.

      The indenture provides that the occurrence of any of the following events from the date of issuance of the notes constitutes an event of default under the indenture and the notes:

•	our failure to make any payment, when due, of principal of or premium, if any, on the notes;

•	our failure to make any payment, when due, of interest on the notes for 30 days;

•	our failure to observe or perform any of our other covenants or warranties under the indenture for the benefit of holders of the notes that continues for 90 days after written notice is given to us; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us.

      If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, then either the trustee or holders of a majority in aggregate principal amount of the outstanding notes may declare the principal of and interest on the outstanding notes to be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the notes as of the date of such event of default will become immediately due and payable without any declaration or other act on the part of the trustee or holders of the notes. However, at any time before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, declarations of acceleration may be rescinded and past defaults may be waived by holders of a majority in aggregate principal amount of the outstanding notes, with certain exceptions, as described below.

      The indenture requires the trustee to give to holders of the notes notice of all uncured defaults known to the trustee within 90 days after the occurrence of such default (the term “default” used here includes the events of default summarized above, exclusive of any grace period or requirement that notice of default be given); provided, however, that except in the case of a default in the payment of principal of or interest or premium, if any, on the outstanding notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of holders of the outstanding notes.

      No holder of any notes may institute any action under the indenture unless and until:

•	such holder has given the trustee written notice of a continuing event of default;

•	holders of a majority in aggregate principal amount of the outstanding notes have requested the trustee to institute proceedings in respect of such event of default;

•	such holder or holders has or have offered the trustee such reasonable indemnity as the trustee may require;

•	the trustee has failed to institute an action for 60 days thereafter; and

•	no inconsistent direction has been given to the trustee during such 60-day period by holders of a majority in aggregate principal amount of the outstanding notes.

      The holders of a majority in aggregate principal amount of the outstanding notes will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee with respect to the notes. The indenture provides that if an event of default has occurred and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent person in the conduct of his or her own affairs. The indenture further provides that the trustee will not be required to expend or risk its own funds, or otherwise incur any financial liability in the performance of any of its duties under the indenture, if the trustee has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured.

      The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of holders of all notes, waive any past default with respect to the notes, except a default not already cured in the payment of any principal of or interest or premium, if any, on any notes, or in respect of a covenant or provision in the indenture that cannot be modified without the consent of the holder of each outstanding note. We refer you to “- Modification of the Indenture” below.

      We are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate signed by certain of our officers stating whether such officers have obtained knowledge of any event of default.

      Certain Covenants.

      The indenture contains covenants including, among others, the following:

      The indenture provides that we may consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company) that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia, and may permit any such entity to consolidate with or merge into us or convey, transfer or lease all or substantially all of its assets to us; provided that:

•	we will be the surviving entity or, if not, that the successor will expressly assume by a supplemental indenture the due and punctual payment of principal of and interest on the notes and the performance of every covenant of the indenture to be performed or observed by us;

•	immediately after giving effect to such transaction, no event of default, and no default or other event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing; and

•	we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the indenture. In the event of any such consolidation, merger, conveyance, transfer or lease, any such successor will succeed to and be substituted for us as issuer on the notes with the same effect as if it had been named in the indenture as the issuer.

      Priority of Payment.

      We have agreed, and each holder of the notes, by it acceptance of the notes, likewise agrees, that all obligations represented by the notes, including the payment of the principal of and interest on the notes, are expressly made subordinate in right of payment to the prior payment and satisfaction in full in cash of all of our existing and future senior debt.

      In the event of:

     (1) any insolvency or bankruptcy case or proceeding, or any related receivership, liquidation, reorganization or other similar case or proceeding, relating to us, our creditors or our assets, whether voluntary or involuntary; or

     (2) any total or partial liquidation, dissolution or other winding-up of us, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

     (3) Any general assignment for the benefit of creditors or any other marshaling of assets or liabilities of us, then:

     (a) holders of our senior debt will be entitled to receive payment and satisfaction in full in cash of all amounts due on such debt before holders of the notes are entitled to receive or retain any payment or distribution on the notes; and

     (b) if the indenture trustee or the holder of any note has received any payment or distribution on the notes before all of our senior debt is paid and satisfied in full in cash, then the indenture trustee or the holder must hold the payment or distribution in trust for the benefit of holders of the senior debt. Any amounts so held must be immediately paid over or delivered to the liquidating trustee or agent or other person making payment or distribution of our assets for application to the payment of all senior debt remaining unpaid.

      Unless the above provisions apply, after an event of default under our senior debt has occurred, we may not make any payment or distribution in respect of the notes and neither the indenture trustee nor any holder of any note may take or receive any such payment from us or any subsidiary of ours. This prohibition will continue until the applicable event of default is cured. waived or ceases to exist and any related acceleration of the senior debt has been rescinded. At that time, we will resume making any required payments on the notes, including any missed payments. If the indenture trustee or the holder of any note has received any prohibited payment, then the payment must be paid over to the representatives of holders of the senior debt, in trust, for distribution to holders of such debt. If no amounts are then due in respect of the senior debt, the prohibited payment must be promptly returned to us, or otherwise distributed as a court of competent jurisdiction may direct.

      The indenture places no limitation on the amount of additional senior debt that we may incur.

      As used in the above description, the term “senior debt” is defined as follows:

      “senior debt” means the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date hereof or hereafter incurred, created or assumed: (1) all of our monetary obligations on a consolidated basis (including with respect to the principal of, premium, if any, interest (including interest occurring subsequent to the filing of a petition in bankruptcy or insolvency at the rate specified in the document relating to any such monetary obligations, whether or not such interest is an allowed claim permitted to be enforced against us under applicable law), plus fees, penalties, expenses, indemnities, damages or other liabilities in respect of any such monetary obligations), whether or not evidenced by notes, debentures, bonds or other securities or instruments issued by us and shall include, without limitation, capitalized lease obligations and purchase money obligations; provided, however, that obligations to our trade creditors incurred in the ordinary course of business shall be excluded; (2) all monetary obligations of the kinds described in the preceding clause (1) assumed or guaranteed in any manner by us or in effect guaranteed by us; and (3) all renewals, extensions or refundings of monetary obligations of the kinds described in either of the preceding clauses (1) or (2), unless, in the case of any particular monetary obligation, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such monetary obligations, renewal, extension or refunding is not superior in right of payment to or is pari passu with the notes. Without limitation of the foregoing, the term senior debt shall include our monetary obligations owed under our credit facility with PNC Bank, which as of September 30, 2003 was approximately $5.3 million.

      Satisfaction and Discharge; Defeasance of Covenants.

      The indenture will be discharged with respect to the notes and will cease to be of further effect as to all notes when:

•	either

     (1) all notes authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee cancelled or for cancellation; or

     (2) all notes not delivered to the trustee cancelled or for cancellation: (a) have become due and payable; (b) will become due and payable within one year; or (c) are to be called for redemption under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and in any of the cases described in (a), (b) or (c) above, we have deposited irrevocably with the trustee sufficient cash or U.S. governmental securities to pay and discharge the principal of and interest and premium, if any, and any other sums due on the notes to the date of such deposit (in the case of notes that have become due and payable), or to maturity or redemption, as the case may be;

•	we have paid or caused to be paid all sums payable by us with respect to the notes under the indenture;

•	no event of default or event which with notice or lapse of time would become an event of default with respect to the notes has occurred and is continuing with respect to such notes on the date of such deposit;

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to satisfaction and discharge of the indenture with respect to the notes have been complied with, and, in the case of the opinion of counsel, stating:

     (1) such deposit and defeasance will not cause holders of such notes to recognize income, gain or loss for federal income tax purposes and such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, and

     (2) either that no requirement to register under the Investment Company Act of 1940, as amended, will arise as a result of the satisfaction and discharge of the indenture or that any such registration requirement has been complied with; and

•	such deposit and defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which we are a party.

      The indenture also provides that, at our option, we will be discharged from any and all obligations with respect to the notes on the 123rd day after our satisfaction of the conditions described below (except for certain obligations to replace any such notes that have been stolen, lost or mutilated, and to maintain paying agencies and hold moneys for payment in trust in respect of such notes), or we need not comply with certain covenants of the indenture applicable to us with respect to the notes, including those described in “- Certain Covenants” above, which we refer to as covenant defeasance, in each case:

•	if we have deposited irrevocably with the trustee sufficient cash or U.S. government securities to pay and discharge the principal of and interest and any other sums due on the notes to the date of such deposit (in the case of notes that have become due and payable), or to maturity or redemption, as the case may be;

•	no event of default or event which with notice or lapse of time would become an event of default with respect to the notes has occurred and is continuing with respect to the notes on the date of such deposit;

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to legal or covenant defeasance, as the case may be, have been complied with, and, in the case of the opinion of counsel stating that:

     (1) such deposit and defeasance will not cause holders of such notes to recognize income, gain or loss for federal income tax purposes as a result of our exercise of such option and such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised (and, in the case of legal defeasance only, such opinion of counsel must be based upon a ruling of the IRS to the same effect or a change in applicable federal income tax law or related Treasury regulations after the date of the indenture); and

     (2) either that no requirement to register under the Investment Company Act will arise as a result of the satisfaction and discharge of the indenture or that any such registration requirement has been complied with; and

•	with respect to legal defeasance only, 123 days will have passed during which no event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us has occurred.

      Modification of the Indenture.

      In general, our rights and obligations and the rights of holders under the indenture may be modified if holders of a majority in aggregate principal amount of the outstanding notes affected by the modification consent to it. However, the indenture provides that, unless each affected holder agrees, the amendment cannot:

•	make any adverse change to any payment term of the notes, such as changing the maturity date, reducing the principal amount or any amount of interest we have to pay, changing the method of computing the interest, changing any place of payment, changing the currency in which we have to make any payment of principal of or interest or premium, if any, or impairing any right of a holder to bring suit for payment;

•	reduce the percentage of the principal amount of notes whose holders must consent to an amendment or waiver; or

•	make any change to the provisions of the indenture concerning modification contained in this paragraph or waivers of defaults or event of defaults by holders.

      We and the trustee may amend the indenture without the consent of any of holders of the notes to:

     (1) evidence the succession of another corporation to us in accordance with the provisions of the indenture;

     (2) add to our covenants;

     (3) surrender any of our rights or powers;

     (4) cure any ambiguity or defect, correct or supplement any provision of the indenture which may be inconsistent with any other provisions of the indenture;

     (5) add any provisions expressly permitted by the Trust Indenture Act;

     (6) evidence and provide for the acceptance of a successor trustee;

     (7) add to the rights of holders; or

     (8) establish additional events of default;

provided that no modification may be made with respect to the matters described in clause (2), (3), (4), (7) or (8) above, if to do so would adversely affect the interests of holders of any outstanding notes.

      Concerning the Trustee.

      HSBC Bank USA, the trustee under the indenture, is also the trustee under other indentures under which unsecured debt of ours and/or of our affiliates is outstanding, and has from time to time performed other services for us and our affiliates in the normal course of its business, for which it has received and will receive compensation.

      Book-Entry Only Issuance of Notes.

      The trustee will act as book-entry depositary (in such capacity, the “depositary”) for the notes pursuant to a deposit agreement between the depositary and us, the form of which is attached to our Tender Offer Statement on Schedule TO as exhibit (d)(3), of which this offering circular is attached as exhibit (a)(1). The notes will be issued only as securities registered in the name of the depositary or its nominee. One or more global certificates for the notes, which we refer to as the “global notes,” representing the aggregate principal amount of notes, will be issued and will be deposited with the depositary pursuant to the deposit agreement.

      The depositary or its nominee will be the holder of the notes for all purposes under the indenture. We will provide the depositary with a list of the beneficial owners who will be recorded on the books of the depositary and referred to as the “registered owners.” Registered owners may transfer beneficial interests in the notes only through the depositary.

      For so long as the depositary or its nominee is the holder of the global notes, the depositary or its nominee will be considered the sole owner of the notes for all purposes under the indenture and the deposit agreement. Except as otherwise provided herein, registered owners of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes in certificated form. The registered owners will not be considered the owners or holders of the notes under the indenture and the deposit agreement. Accordingly, each registered owner must rely on the procedures of the depositary to exercise its rights and perform its obligations under the indenture and the deposit agreement.

      The delivery of notices and other communications by the depositary to the registered owners will be governed by the deposit agreement which will prescribe the method of delivering notices of significant events with respect to the notes, such as redemptions, tenders and defaults. The depositary will conclusively rely on the list of registered owners provided to it by us and the depositary will recognize the registered owners on the books of the depositary giving effect to transfers of beneficial interests in the notes when distributing such notices.

      Pre-payment notices will be sent to the depositary, as registered holder of the notes. If less than all of the notes are being pre-paid, the depositary will select the book-entry interests to be pre-paid among the registered owners on a pro rata basis, by lot or in accordance with any other method the depositary considers fair and appropriate. In the event of partial pre-payment by lot, the particular book-entry interests to be pre-paid will be selected, unless otherwise provided therein, not less than 30 days nor more than 40 days prior to the pre-payment date by the depositary from the outstanding book-entry interests not previously called for pre-payment.

      The depositary itself will not consent or vote with respect to notes. Under its usual procedures, the depositary mails an omnibus proxy to the registered owners and us as soon as possible after the record date. The omnibus proxy assigns the depositary’s consenting or voting rights to the registered owners in whose names the notes have been recorded on the record date (identified in a listing attached to the omnibus proxy).

      Payments on the notes will be made to the depositary, or such other nominee as may be requested by the depositary. The depositary’s practice is to distribute such amounts to the registered owners of record on the relevant payment date in accordance with their respective holdings shown on the depositary’s records unless the depositary has not received payment on such payment date.

      Physical certificates for the notes will be printed and delivered to the registered owners if: (1) the depositary discontinues providing its services as book-entry depositary for the notes at any time by giving written notice to us and the trustee and a successor book-entry depositary is not obtained; (2) we decide to replace the depositary or any successor book-entry depositary or we decide to discontinue use of the system of book-entry transfers through the depositary (or a successor book-entry depositary); or (3) if an event of default under the indenture occurs and is continuing with respect to the notes.

      Neither we nor the indenture trustee nor any agent of any of us will have any responsibility or liability for any aspect relating to payments made or to be made by the depositary on account of a registered owner’s ownership of a book-entry interest or for maintaining, supervising or reviewing any records relating to a registered owner’s book-entry interests.

      Notices.

      Notices to holders of the notes will be made by first class mail, postage prepaid, to the registered holders.

      Governing Law.

      The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

6. Financing the Offer

      The total amount of funds required by us to consummate the offer (and to pay related fees and expenses estimated to be approximately $250,000) assuming that all shares of Class B stock other than those beneficially held by the Continuing Stockholders are converted, all stock options are exercised, and all shares other than those beneficially held by the Continuing Stockholders are validly tendered and not withdrawn, is $17.6 million. We plan to finance the offer with $11.8 million from a new revolving line of credit from PNC Bank, National Association, $5.8 million from our notes and available cash.

      The line of credit provides for a facility of $20 million. PNC Bank will loan us up to $20 million in senior secured financing to finance the offer and our business working capital needs. Borrowings under the line of credit are subject to available collateral in the form of eligible accounts receivable, inventory and real estate. The line of credit provides for a maximum of $12 million to be borrowed for repurchase of our stock. The term of the line of credit is three years with an interest rate of prime, which is payable monthly. The line of credit is secured by a first priority lien on substantially all of our assets. We are required to maintain a minimum fixed charge coverage ratio of 1.1: to 1 and meet certain other periodic financial covenants. There can be no assurance that we can continue to meet these financial covenants and therefore borrow under the line of credit. We are also subject to certain affirmative and negative covenants. As of September 30, 2003, we had borrowed approximately $5.3 million under the line of credit and had approximately $0.3 million in available cash. At that time, we had availability to borrow up to approximately $14.7 million under the line of credit, of which $12 million could be used for the repurchase of our stock.

      We do not have any alternative financing arrangements or alternative financing plans in the event we are unable to borrow, for any reason, under our line of credit.

      The material document comprising our line of credit has been filed with the SEC as exhibit 4.48 to a Current Report on Form 8-K filed by us on August 8, 2003 and as an exhibit to our Tender Offer Statement on Schedule TO, of which this offering circular is attached as exhibit (a)(1). Copies of this document may be obtained in the manner set forth in the section entitled “THE OFFER - Available Information.”

7. Dividends and Distributions

      If, on or after the date of consummation of the offer, we should declare or pay any dividend on the shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the shares that is payable or distributable to stockholders of record on a date prior to the transfer to our name on our stock transfer records of the shares purchased pursuant to the offer, then, without prejudice to our rights under the offer: (1) the purchase price payable by us pursuant to the offer will be reduced to the extent any such dividend or distribution is payable in cash; and (2) any noncash dividend, distribution or right shall be received and held by the tendering stockholder for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer.

8. Certain Conditions of the Offer

      In addition to the condition that the Majority of Minority Condition has been satisfied, we shall not be required to accept for payment or pay for any shares tendered pursuant to the offer, and may terminate or amend the offer and may postpone the acceptance for payment of, and payment for, shares tendered, if prior to the acceptance for payment of shares, any of the following conditions exist:

      (1) there shall have been instituted or pending any material action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly: (a) challenges the making of the offer, the acquisition of some or all of the shares pursuant to the offer or otherwise relates in any manner to the offer; or (b) in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects and our subsidiaries, taken as a whole, or otherwise materially impair in any way our contemplated future conduct of our business or any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

      (2) any action taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly: (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer; (b) delay or restrict the ability of Gencor, or render us unable to accept for payment or pay for some or all of the shares; (c) materially impair the contemplated benefits of the offer to us; or (d) materially and adversely affect our business, condition (financial or other), income, operations or our prospects and the prospects of our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries;

      (3) a tender or exchange offer for any or all of the shares (other than the offer), or any merger, business combination or other similar transaction with or involving us or any subsidiary, shall have been proposed, announced or made by any person;

      (4) the board of directors shall have concluded the exercise of the directors’ fiduciary duties requires that we terminate the offer, with such conclusions based on the advice of outside legal and financial advisors as appropriate; or

      (5) if we shall no longer continue to have sufficient financing to enable us to consummate the offer and the second-step transaction.

      The foregoing conditions are for our sole benefit and may be asserted by us in the exercise of reasonable judgment regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion, subject to certain restrictions regarding the waiver of the Majority of Minority Condition discussed in this offering circular. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

9. Certain Legal Matters and Regulatory Approvals

      General.

      We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by the acquisition of shares by us pursuant to the offer or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to our acquisition of shares pursuant to the offer. Should any such approval or other action be required, it is our present intention to seek such approval or action. We do not currently intend, however, to delay the purchase of shares tendered pursuant to the offer pending the outcome of any such action or the receipt of any such approval, subject to our right to decline to purchase shares if any of the conditions in “THE OFFER - Certain Conditions of the Offer” shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to our business, or that certain parts of our businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Our obligation under the offer to accept for payment and pay for shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 9. See “THE OFFER - Certain Conditions of the Offer.”

      State Takeover Laws.

      We are incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware General Corporation Law prevents an “interested stockholder” (generally a person who beneficially owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock, or an affiliate or an associate thereof that beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within the past three years), from engaging in a “business combination” defined to include mergers and certain other transactions with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. We believe that the restrictions contained in this Section 203 applicable to a “business combination” will not apply to the offer or the second-step transaction.

      We conduct business in several states in the United States, some of which have enacted takeover laws. We do not believe that any state takeover statutes apply to the offer. In the event it is asserted that one or more state takeover laws is applicable to the offer or the second-step transaction, and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the second-step transaction, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any of the shares tendered pursuant to the offer or may be delayed in continuing or consummating the offer and the second-step transaction. In such case, we may not be obligated to accept for payment any of the shares tendered. See “THE OFFER - Certain Conditions of the Offer.”

      Litigation. To the best of our knowledge, there is no pending litigation in connection with the offer.

10. Fees and Expenses

      The following is an estimate of the fees and expenses incurred or to be incurred in connection with the offer.

Legal Fees	$125,000
Printing and Mailing	$10,000
Filing Fees	$1,000
Capitalink, L.C. Fees	$80,000
Trustee/Depositary Fees	$26,000
Information Agent Fees	$8,000
TOTAL	$250,000

      We will not employ, retain or compensate in any way any broker, dealer or other person to make solicitations or recommendations in connection with the offer.

      We have retained Georgeson Shareholder Communications Inc. to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the offer. The Information Agent may contact stockholders by mail, telephone or telegraph to make sure a stockholder has received the materials relating to the offer and answer any questions the stockholders may have. The Information Agent, however, will not solicit tenders of shares nor make recommendations to any stockholders regarding the tendering of shares. The Information Agent may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

      No fees or commissions will be payable by us to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. However, we, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent or the Depositary for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 6 of the letter of transmittal.

11. Miscellaneous

      We are not aware of any jurisdiction in which the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after such good faith effort, we cannot comply with any such state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) holders of shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

THE COMPANY

1. General

      Background

      Gencor Industries, Inc. is a Delaware corporation. The address of its principal executive offices is: 5201 North Orange Blossom Trail, Orlando, Florida 32810, and its phone number is (407) 290-6000. Gencor is a leading manufacturer of heavy machinery used in the production of highway construction materials, synthetic fuels and environmental control equipment.

      Related Party Transactions

      During the two years preceding the date of this offering circular, no negotiations, transactions or material contracts concerning a merger, consolidation, acquisition, offer for or other acquisitions of any class of our securities, election of our directors, or sale or other transfer of a material amount of our assets, has been entered into or has occurred between us and any of our executive officers or directors. Nor has such an event occurred between any of our affiliates or between us or any of our affiliates or any person not affiliated with us who would have a direct interest in such matters.

      Other Information

      If the offer is not successfully completed, we may acquire shares in the open market or in privately negotiated transactions. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the purchase price in this offer of $2.00 in cash plus $1.00 in principal amount of our notes per share. The purchase of shares by us pursuant to any open market or privately negotiated purchases would reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares. This could adversely affect the liquidity and market value of the remaining shares held by the public. Depending upon the number of shares not purchased pursuant to any subsequent open market or privately negotiated purchases, as well as the number of Public Stockholders who are not affiliated with us, our shares may become eligible for deregistration under the Exchange Act.

      Except as disclosed in this section and elsewhere in this offering circular, we have no other present plans or proposals that relate to or would result in: (1) the acquisition by any person of additional securities of Gencor, or the disposition of our securities; (2) any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of our assets; (3) any material change in our present dividend policy or indebtedness or capitalization; (4) any other material change in our corporate structure or business; or (v) any change in our certificate of incorporation, bylaws or instruments corresponding thereto or any other actions that may impede the acquisition of control of Gencor by any person.

2. Price Range of Shares; Dividends; Stock Repurchases

      Our shares are quoted on the Pink Sheets under the symbol “GNCI.PK.” From April 1996 until February 22, 1999, our shares were traded on the American Stock Exchange. The following table shows the high and low closing price information for our common stock for the periods indicated.

	Fiscal Year Ended September 30, 2001

	High	Low

First Quarter	$1.42	$0.80
Second Quarter	$1.65	$0.80
Third Quarter	$2.38	$1.67
Fourth Quarter	$3.35	$1.62

	Fiscal Year Ended September 30, 2002

	High	Low

First Quarter	$3.65	$2.08
Second Quarter	$4.25	$2.68
Third Quarter	$4.35	$2.20
Fourth Quarter	$2.97	$1.51

	Fiscal Year Ended September 30, 2003

	High	Low

First Quarter	$1.85	$0.93
Second Quarter	$1.85	$1.04
Third Quarter	$3.25	$1.15
Fourth Quarter	$3.45	$2.75

	Fiscal Year Ended September 30, 2004

	High	Low

First Quarter(1)	$3.10	$2.20

(1)	as of November 11, 2003

      As of November 13, 2003, there were approximately 410 holders of record (and approximately 2,500 non-record beneficial owners) of our outstanding shares of common stock and eight holders of record of our outstanding shares of Class B stock.

      On November 11, 2003, the last full trading day before the printing of this offering circular, the last reported closing sale price quoted on the Pink Sheets was $2.70 per share. We advise you to obtain a current market quotation for our shares before deciding whether to tender your shares.

      We do not anticipate paying cash dividends on the shares in the foreseeable future. We intend to retain future earnings to finance our operations and to fund the growth of the business. Any payment of future dividends will be at the discretion of the board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the board of directors deems relevant.

      We did not repurchase any shares in the past two years under a share repurchase program or otherwise.

3. Forward-Looking Statements

      This offering circular contains certain forward-looking statements. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein and there is no assurance that the offer will be completed. The forward-looking statements contained herein include statements about the offer. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of shares tendered by the Public Stockholders; the costs related to the offer; litigation challenging the offer; the availability of income from tax credits to us; and other economic, business, competitive and/or regulatory factors affecting our business in general. More detailed information about those factors is set forth in the filings made by us with the SEC. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

4. Selected Historical Financial Information

      Set forth below is certain selected financial information relating to us for the periods indicated. The selected financial information (other than the ratio of earnings to fixed charges and book value per common share) set forth as of and for the years ended September 30, 2001 and September 30, 2002 has been excerpted or derived from the audited financial statements contained in our Annual Report on Form 10-K for the year ended September 30, 2002. The selected financial information (other than the ratio of earnings to fixed charges and book value per common share) set forth below as of and for the nine months ended June 30, 2002 and June 30, 2003 has been excerpted or derived from the unaudited condensed financial statements set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. The financial information as of and for the nine months ended June 30, 2002 and June 30, 2003 in the opinion of management, reflects all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such information. Results for the nine-month periods are not necessarily indicative of results for the full year. More comprehensive financial information is included in our most recent Form 10-K, June 30, 2003 Form 10-Q and other documents filed by us with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, which are incorporated herein by reference, including the financial statements and related notes contained therein. Our most recent Form 10-K, June 30, 2003 Form 10-Q and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below under “THE COMPANY - Available Information.”

SUMMARY FINANCIAL INFORMATION
(In thousands except per share data)

	As of and for the		As of and for the
	Year ended September 30,		Nine months ended June 30,

	2001	2002	2002	2003
Statement of Operations Data:
Net sales	$71,134	$67,485	$51,158	$48,324
Operating income (loss)	(3,870)	2,059	1,824	1,054
Income from Investees	215	1,526	1,526	13,428
Income (loss) from continuing operations	(4,248)	1,829	1,353	7,535
Net income	8,923	2,070	1,525	7,535
Comprehensive income	9,697	3,021	2,268	7,512
Basic income (loss) per share from continuing operations	(0.49)	0.21	0.16	0.87
Diluted income (loss) per share from continuing operations	(0.49)	0.20	0.15	0.83
Basic net income per share	1.03	0.24	0.18	0.87
Diluted net income per share	1.03	0.23	0.17	0.83
Balance Sheet Data:
Current assets	$47,956	$41,767	$44,112	$35,774
Total assets	69,587	62,184	64,601	55,561
Current liabilities	29,671	29,243	27,809	29,379
Total liabilities	67,313	56,889	60,059	42,708
Other Data:
Book value per common share	0.26	0.61	0.52	1.48
Ratio of earnings to fixed charges	(4.14)	1.64	2.21	10.46

5. Certain Pro Forma Financial Information

      The information set forth below shows the pro forma effects the exchange of shares for cash and notes would have had on our adjusted financial condition and results of operations for the year ended September 30, 2002, and the nine months ended June 30, 2003, assuming the maximum number of shares has been tendered on the first day of the respective periods and each share was valued at $2.00 cash plus $1.00 principal amount of our notes.

Unaudited Pro Forma Consolidated Balance Sheets
(In thousands except per share data)

	As of September 30, 2002

		Pro Forma
	As reported	Adjustments(1)	Pro Forma

Cash and cash equivalents	$12,305	$(12,000)	$305
Accounts receivable-net	8,512	-	8,512
Inventories-net	19,012	-	19,012
Prepaid assets	1,938	-	1,938

Total Current Assets	41,767	(12,000)	29,767
Property and equipment-net	15,693	-	15,693
Other assets	4,724	-	4,724

Total Assets	$62,184	$(12,000)	$50,184

Notes payable	$196	$-	196
Current portion of long-term debt	6,068	5,600	11,668
Other current liabilities	22,979	-	22,979

Total Current Liabilities	29,243	5,600	34,843
Long-term debt	24,337	-	24,337
Other long-term liabilities	3,309	-	3,309
Preferred stock	-	-	-
Common stock	697	-	697
Class B stock	189	-	189
Capital in excess of par value	11,343	-	11,343
Retained earnings	883	-	883
Accumulated other comprehensive loss	(6,018)	-	(6,018)
Subscription receivable from officer	(95)	-	(95)
Common stock in treasury, 179,400 (pro forma 5,500,000)	(1,704)	(17,600)	(19,304)

Total shareholders’ equity (deficit)	5,295	(17,600)	(12,305)

Total liabilities and shareholders’ equity (deficit)	$62,184	$(12,000)	$50,184

(1)	Assumes all non-continuing shares (approximately 5.8 million) tendered for $2 in cash (approximately $11.6 million) plus $1 in principal amount of our notes (approximately $5.8 million) and approximately $.25 million of costs related to the offer. Assumes use of approximately $12 million of cash and additional borrowings of approximately $5.6 million to fund the tender offer and exchange offer.

Unaudited Pro Forma Consolidated Balance Sheets
(In thousands except per share data)

	As of June 30, 2003

		Pro Forma
	As reported	Adjustments(2)	Pro Forma

Cash and cash equivalents	$16,113	$(15,000)	$1,113
Accounts receivable-net	4,390	-	4,390
Inventories-net	14,156	-	14,156
Prepaid assets	1,115	-	1,115

Total Current Assets	35,774	(15,000)	20,774
Property and equipment-net	15,131	-	15,131
Other assets	4,656	-	4,656

Total Assets	$55,561	$(15,000)	40,561

Notes payable	$196	$-	196
Current portion of long-term debt	5,243	2,600	7,843
Other current liabilities	23,940	-	23,940

Total Current Liabilities	29,379	2,600	31,979
Long-term debt	10,020	-	10,020
Other long-term liabilities	3,309	-	3,309
Preferred stock	-	-	-
Common stock	697	-	697
Class B stock	189	-	189
Capital in excess of par value	11,343	-	11,343
Retained earnings	8,418	-	8,418
Accumulated other comprehensive loss	(5,995)	-	(5,995)
Subscription receivable from officer	(95)	-	(95)
Common stock in treasury, 179,400 (pro forma 5,500,000)	(1,704)	(17,600)	(19,304)

Total shareholders’ equity (deficit)	12,853	(17,600)	(4,747)

Total liabilities and shareholders’ equity (deficit)	$55,561	$(15,000)	$40,561

(2)	Assumes all non-continuing shares (approximately 5.8 million) tendered for $2 in cash (approximately $11.6 million), plus $1 in principal amount of our notes (approximately $5.8 million) and approximately $.25 million of costs related to the offer. Assumes use of approximately $15 million of cash and additional borrowings of approximately $2.6 million to fund the tender offer and exchange offer.

Unaudited Pro Forma Consolidated Income Statement
(In thousands except per share data)

	Year ended September 30, 2002

		Pro Forma
	As reported	Adjustments(3)	Pro Forma

Net revenue	$67,485	$-	$67,485
Costs of expenses	65,426		65,426

Operating Income	2,059	-	2,059
Interest Expense	2,290	1,056	3,346
Other (income) expense	(2,021)	-	(2,021)

Income from continuing operations before income taxes	1,790	(1,056)	734
Income taxes	(39)	(401)	(440)

Income from continuing operations	1,829	(655)	1,174
Income from discontinued operations net of taxes	241	-	241

Net Income	$2,070	$(655)	$1,415

Basic earnings per share:
Income from continuing operations	$0.21	$(0.08)	$0.14
Income from discontinued operations	0.03	-	0.03

Net Income	$0.24	$(0.08)	$0.16

Fully diluted earnings per share:
Income from continuing operations	$0.20	$(0.07)	$0.13
Income from discontinued operations	0.03	-	0.03

Net Income	$0.23	$(0.07)	$0.16

Ratio of earnings to fixed charges	1.64		1.20

(3)	Assumes all non-continuing shares (approximately 5.8 million) tendered for $2 in cash (approximately $11.6 million) plus $1 in principal amount of our notes (approximately $5.8 million) and approximately $.25 million of costs related to the offer. Assumes 10% interest on the notes and 4% on the additional borrowings under the credit facility. Assumes the income tax benefit at 38%.

Unaudited Pro Forma Consolidated Income Statement
(In thousands except per share data)

	Nine months ended June 30, 2003

		Pro Forma
	As reported	Adjustments(4)	Pro Forma

Net revenue	$48,324	$-	$48,324
Costs of expenses	47,270	-	47,270

Operating Income	1,054	-	1,054
Interest expense	1,251	792	2,043
(Income) from investees	(13,428)	-	(13,428)
Other (income) expense	(120)	-	(120)

Income from continuing operations before income taxes	13,351	(792)	12,559
Income taxes	5,816	(301)	5,515

Net Income	$7,535	$(491)	$7,044

Basic earnings per share:
Net Income	$0.87	$(0.06)	$0.81

Fully diluted earnings per share:
Net Income	$0.85	$(0.06)	$0.79

Ratio of earnings to fixed charges	10.46		7.15

(4)	Assumes all non-continuing shares (approximately 5.8 million) tendered for $2 in cash (approximately $11.6 million) plus $1 in principal amount of our notes (approximately $5.8 million) and approximately $.25 million of costs related to the offer. Assumes 10% interest on the notes and 4% on the additional borrowings under the credit facility. Assumes the income tax benefit at 38%.

6. Preliminary Financial Estimates

      Our management provided Capitalink and the board of directors with certain information about us that is not publicly available. The information included preliminary financial projections. We do not, as a matter of course, publicly disclose forward-looking information (such as the financial projections referred to above) as to future revenues, earnings or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those projected. In addition, these projections were prepared by us solely for internal use and not for publication or with a view to complying with the published guidelines of the SEC regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements. The preliminary financial projections necessarily make numerous assumptions with respect to industry performance, general business and economic conditions, availability and pricing of supplies, employee compensation costs, collections on receivables and other matters, all of which are inherently subject to significant uncertainties and contingencies and many of which are beyond our control. One cannot predict whether the assumptions made in preparing the preliminary financial projections will be accurate, and actual results may be materially higher or lower than those contained in the projections. The information should not be regarded as fact or an indication that we, Capitalink or anyone who received this information considered it a reliable predictor of future results, and this information should not be relied on as such. Neither our independent auditors, Moore Stephens Lovelace, P.A. nor any other independent accountants or financial advisors have compiled, examined or performed any procedures with respect to the preliminary financial projections prepared by management nor have they expressed any opinion or any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the preliminary financial projections.

SUMMARY PROJECTED OPERATIONS
(In thousands except per share data)

	Quarter Ended		Year Ended September 30,
	September 30, 2003		2004	2005	2006	2007

Net Sales	$10,013		$51,014	$53,440	$55,987	$58,661
Cost of Goods Sold	$7,457		$36,320	$38,042	$39,851	$41,749

Gross Profit Operating Expenses	2,556 2,452		14,694 11,124	15,398 10,864	16,136 11,220	16,912 11,595

Operating Income	104		3,570	4,534	4,916	5,317
Investee Income	-	(1)	-	-	-	-
Interest and Other Expenses	192		1,686	1,814	1,664	1,481

Pre-tax Income Income Taxes	(88 (5	) )	1,884 676	2,720 1,150	3,252 1,341	3,836 1,573

Net Income (loss)	$(83)		$1,208	$1,570	$1,911	$2,263

(1)	As reported in our third quarter 10-Q and an 8-K dated August 15, 2003, distributions from our synfuel producing partnership have ceased pending an audit by the IRS. No investee income was received in the fourth quarter of fiscal 2003 and we cannot predict when there will be any further distributions, nor in what amount, if any. Therefore, we do not project any distributions from our investees.

SUMMARY PROJECTED BALANCE SHEETS
(In thousands except per share data)

	Year Ended September 30,

	2003	2004	2005	2006	2007

Cash and cash equivalents	$645	$643	$699	$725	$751
Accounts receivable-net	3,637	3,667	3,667	3,667	3,667
Inventories-net	13,031	14,531	14,531	14,531	14,531
Prepaid assets	1,462	1,533	1,533	1,533	1,533

Total Current Assets	18,775	20,404	20,430	20,456	20,482
Property and equipment-net	17,335	17,631	17,987	18,415	18,915
Other assets	4,189	4,214	4,214	4,214	4,214
Total Assets	$40,299	$42,249	$42,631	$43,085	$43,611

Notes payable	$196	$196	$196	$196	$196
Current portion of long-term debt	-	-	-	-	-
Other current liabilities	19,595	18,027	18,027	18,127	18,128

Total Current Liabilities	19,791	18,223	18,223	18,323	18,324
Long-term debt-shareholders	-	5,800	5,800	5,800	-
Long-term debt-bank	4,396	18,504	16,836	14,799	18,321
Other long-term liabilities	3,309	3,309	3,309	3,309	3,309
Preferred stock	-	-	-	-	-
Common stock	697	697	697	697	697
Class B stock	189	189	189	189	189
Capital in excess of par value	11,343	11,343	11,343	11,343	11,343
Retained earnings	8,330	9,540	11,590	13,981	16,784
Accumulated other comprehensive loss	(5,957)	(5,957)	(5,957)	(5,957)	(5,957)
Subscription receivable from officer	(95)	(95)	(95)	(95)	(95)
Common stock in treasury, 179,400-9/30/03 5,979,400-9/30/04-07	(1,704)	(19,304)	(19,304)	(19,304)	(19,304)

Total shareholder’s equity (deficit)	12,803	(3,587)	(1,537)	854	3,657

Total liabilities and shareholders’ equity (deficit)	$40,299	$42,249	$42,631	$43,085	$43,611

Assumes all non-continuing shares (approximately 5.8 million) tendered for $2 in cash (approximately $11.6 million), plus $1 in principal amount of our notes (approximately $5.8 million) and approximately $.25 million of costs related to the offer. Total cost of $17.6 added as treasury stock in fiscal year 2004.

Notes to shareholders repaid in fiscal 2007.

7. Beneficial Ownership of Shares

      The following table sets forth certain information as of November 13, 2003 with respect to: (1) each person known to management to be the beneficial owner of more than 5% of our common stock or Class B stock; (2) each of our directors; (3) each of our executive officers; and (4) our directors and executive officers as a group. Except as otherwise noted, each named beneficial owner has sole voting and investment power over the shares shown.

	Amount and Nature of
	Beneficial Ownership (1)				Percent of Class (1)

Name and Address of Beneficial Owner	Common Stock		Class B Stock		Common Stock	Class B Stock

E.J. Elliott	1,340,658	(2)(3)	1,348,318		17.9%	75.0%
5201 N. Orange Blossom Trail
Orlando, Florida 32810
John E. Elliott	458,072		449,520	(4)	6.7%	21.2%
5201 N. Orange Blossom Trail
Orlando, Florida 32810
Marc G. Elliott	120,000		419,520	(4)	1.7%	19.8%
5201 N. Orange Blossom Trail
Orlando, Florida 32801
David F. Brashears	96,912	(5)	-		1.4%	-
5101 N. Orange Blossom Trail
Orlando, Florida 32801
Scott W. Runkel	60,000	(6)	-		0.9%	-
5201 N. Orange Blossom Trail
Orlando, Florida 32801
Jeanne M. Lyons	4,000	(7)	-		0.1%	-
5201 N. Orange Blossom Trail
Orlando, Florida 32801
Harvey Houtkin	804,717	(8)	-		11.7%	-
160 Summit Avenue
Montvale, NJ 07645
Randolph H. Fields	-		-		-	-
5201 N. Orange Blossom Trail
Orlando, Florida 32801
All Directors and Executive Officers as a group (7 persons)	2,079,642	(9)	2,217,358	(10)	27.4%	91.1%

(1)	In accordance with Rule 13d-3-f the Securities Exchange Act of 1934, shares that are not outstanding but that are subject to options, warrants, rights or conversion privileges exercisable within 60 days have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person.

(2)	Includes 48,978 shares owned by the Elliott Foundation, Inc.

(3)	Includes options to purchase 590,000 shares of common stock.

(4)	Includes options to purchase 318,000 shares of Class B stock.

(5)	Includes options to purchase 56,000 shares of common stock.

(6)	Includes options to purchase 60,000 shares of common stock.

(7)	Includes options to purchase 4,000 shares of common stock.

(8)	Based on Amendment No. 1 to a Schedule 13G dated May 29, 2003 filed by Harvey Houtkin with the SEC. Includes 672,654 shares with sole power to vote or direct vote and 132,063 shares with shared power to vote or direct the vote. Amount beneficially owned 804,717 (excludes 466,958 shares (6.8%) owned by Mr. Houtkin’s wife Sherry Houtkin and 45,237 shares (0.7%) owned by Mr. Houtkin’s adult son Stuart Houtkin, as to all of which Mr. Houtkin disclaims beneficial ownership.)

(9)	Includes options to purchase 710,000 shares of common stock.

(10)	Includes options to purchase 636,000 shares of Class B stock.

8. Available Information

      We are subject to the information requirements of the Exchange Act, and in accordance with such requirements files reports, proxy statements, and other information with the SEC. The reports, proxy statements, and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC: 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604 and 233 Broadway, New York, New York 10279. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20459. The SEC maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including ours.

      We have filed a Tender Offer Statement on Schedule TO with the SEC with respect to the offer. As permitted by the rules and regulations of the SEC, this offering circular omits certain information and exhibits contained in the Tender Offer Statement on Schedule TO. The Tender Offer Statement on Schedule TO, including exhibits, and any amendments thereto may be inspected and copied at, or obtained from the SEC’s offices as set forth above. For further information, reference is hereby made to the Tender Offer Statement on Schedule TO and the exhibits thereto. Statements contained in this offering circular concerning documents filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO or attached as appendices to this offering circular are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Tender Offer Statement on Schedule TO or attached as an appendix to this offering circular. Each statement in this offering circular concerning such a document is qualified in its entirety by reference to such document.

      Certain documents discussed in this offering circular including, without limitation, the Tender Offer Statement on Schedule TO and all exhibits thereto, are also available for inspection and copying at our principal executive office at 5201 North Orange Blossom Trail, Orlando, Florida 32810, telephone (407) 290-6000, during our regular business hours, by any stockholder or his or her representative so designated in writing. Upon the written request of a stockholder directed to our secretary at the above address, we will mail to such stockholder a copy of any such document at the expense of such stockholder. Additional copies of this offering circular, the letter of transmittal and the notice of guaranteed delivery may also be obtained by stockholders from us at our address and telephone number set forth above at no cost to the stockholders. No provision is made by us in connection with the offer to grant stockholders other than the Continuing Stockholders access to our corporate files or to obtain counsel or appraisal services at our expense.

      No person has been authorized to give any information or make any representation in connection with the offer made hereby other than those contained or incorporated by reference in this offering circular, and, if given or made, such information or representation must not be relied upon as having been authorized by us. The delivery of this offering circular shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date. Information in this offering circular about us has been provided by us.

SCHEDULE I

INFORMATION CONCERNING
OUR
DIRECTORS AND EXECUTIVE OFFICERS

      The name, position with Gencor, present principal occupation or employment and five year employment history of each member of the board of directors and each of our executive officers are set forth below. Unless otherwise indicated, each individual’s business address is c/o Gencor Industries, Inc., 5201 North Orange Blossom Trail, Orlando, Florida 32810.

      Each of the members of the board of directors and each of the executive officers is a citizen of the United States. No member of the board of directors and no executive officer has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years, nor has any such person been a party to a judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of a violation of federal or state securities laws.

	Principal Occupation	Executive	Director
Name and Positions Held	and Business Experience	Officer of	of Company
with Gencor	During Past Five Years	Company Since	Since

E.J. Elliott Chairman of the Board and President; Director(1)(2)	Chairman of the Board and President of Gencor	1968	1968
John E. Elliott Executive Vice President Director(1)(2)	Executive Vice President of Gencor since 1989; Secretary from 1994 to 1996.	1985	1985
Randolph H. Fields Director	Shareholder with Greenberg Traurig, P.A. since 1995.	-	2001
Executive Officers Other Than Directors(3):
David F. Brashears	Senior Vice President, Technology of Gencor since 1993; Vice President, Engineering from 1978 - 1993.	1978	-
Marc G. Elliott(2)	President, Construction Equipment Group of Gencor since 1999; Vice President, Marketing from 1993 to 1999.	1993	-
Scott W. Runkel	Chief Financial Officer of Gencor since 2000.	2000	-
Jeanne M. Lyons	Secretary of Gencor since August 1996, Administrative Assistant since June 1995.	1996	-

(1)	Member of the Executive Committee.

(2)	E.J. Elliott is the father of John E. Elliott and Marc G. Elliott.

(3)	Each executive officer holds office until his successor has been elected and qualified, or until his earlier resignation or removal.

1

SCHEDULE II

Capitalink, L.C
Columbus Center
One Alhambra Plaza, Suite 1410
Coral Gables, Florida 33134

Phone 305-446-2026
Fax 305-446-2926
www.capitalinklc.com

OPINION OF CAPITALINK

October 7, 2003

Board of Directors
Gencor Industries, Inc.
5201 North Orange Blossom Trail
Orlando, Florida 32810

Gentlemen:

We have been advised that there is an offer by Gencor Industries, Inc. (the “Company”) to purchase all of the Company’s outstanding shares of common stock that are not beneficially owned by E.J. Elliot (Chairman of the Board of Directors and President of the Company), John E. Elliot (EVP and Director of the Company), Marc Elliot (President of the Company’s Construction Equipment Group), the Elliot Foundation, and their affiliates (the “Continuing Shareholders”) for per share consideration of $2.00 in cash and a $1.00 principal amount junior subordinated promissory note (the “Note”) (collectively, the cash and the Note are the “Offer”). The Continuing Shareholders beneficially own approximately 35.7% of the Company’s outstanding shares of common stock (assuming the Company’s Class B stock was converted), and they do not intend to tender any shares of common stock pursuant to the Offer.

We have been retained to render an opinion as to whether, on the date of such opinion, the Offer is fair, from a financial point of view, to the non-Continuing Shareholders of the Company.

We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of the Company to proceed with or effect the Offer. In addition, we have not been requested to explore any alternatives to the Offer. Further, our opinion does not address the relative merits of the Offer as compared to any alternative business strategy that might exist for the Company.

In arriving at our opinion, we took into account its assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things (i) reviewed documents relating to the Offer; (ii) reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-K for the fiscal year ended September 30, 2002, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and the preliminary July 31, 2003 monthly internal financial statements; (iii) reviewed and analyzed the estimated present value of the Notes; (iv) reviewed and analyzed the Company’s projected unlevered free cash flows and prepared discounted cash flows; (v) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of the Company; (vi) reviewed and analyzed certain financial characteristics of comparable transactions that involved the acquisition of companies that were deemed to have characteristics comparable to those of the Company; (vii) reviewed and analyzed the premiums paid in transactions involving the acquisition of a majority ownership interest in publicly traded companies; (viii) reviewed and analyzed the premiums implied by the per share consideration in the Offer; (ix) reviewed and analyzed a range of possible scenarios and cash flow implications regarding the Company’s synthetic fuel investments; (x) reviewed and discussed with representatives of the management of the Company certain financial and operating information furnished by them, including financial analyses and projections and related assumptions with respect to the business, operations and prospects of the Company; (xi) considered the historical financial results and present financial condition of the Company; (xii) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company; (xiii) inquired about and discussed the Offer and other matters

2

related thereto with Company management, the Board of Directors and its legal counsel; and (xiv) performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and have further relied upon the assurances of Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, we assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which we could form an opinion. We have not made a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company. We have assumed that the Offer will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 , and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with the Company, it is assumed that the Offer will be a taxable event to the Company’s shareholders. We have also assumed that the Offer will be consummated substantially in accordance with the terms set forth, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or the Non-Continuing shareholders of the Company.

Our opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, October 7, 2003. Accordingly, although subsequent developments may affect our opinion, we have not assumed any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Board of Directors in connection with its consideration of the Offer and does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender their respective shares of common stock. We do not express any opinion as to the underlying valuation or future performance of the Company or the price at which the Company common stock would trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Offer is fair, from a financial point of view, to the non-Continuing Shareholders of the Company.

In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Board of Directors and is rendered in connection with its consideration of the Offer and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in, any tender offer or other materials relating to the Offer that the Company files with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Capitalink, L.C.

CAPITALINK, L.C.

3

SCHEDULE III

SUMMARY OF STOCKHOLDER APPRAISAL RIGHTS AND TEXT OF SECTION 262
OF THE DELAWARE GENERAL CORPORATION LAW (THE “DGCL”)

      The following is only a summary of the procedures for stockholders seeking appraisal rights prescribed by Section 262 of the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL as set forth below

      If the second-step transaction is implemented through a merger, the stockholders who have not tendered their shares will have certain rights to dissent and demand appraisal of and receive payment in cash of the fair value of their shares. In accordance with Section 262(a) of the DGCL, in order for a stockholder to exercise appraisal rights, such stockholder must deliver to Gencor written notice of such stockholder’s intent to demand payment for shares in the event the second-step transaction is approved. To be eligible for appraisal rights, the stockholder must not vote in favor of the second-step transaction or consent to such in writing.

      In accordance with Section 262(d) of the DGCL, if the second-step transaction must be submitted for approval at a meeting of the stockholders, Gencor, within 20 days prior to such meeting, must notify stockholders who satisfy the requirements of Section 262(d) (l) that appraisal rights are available. Before the taking of the vote on the second-step transaction, a stockholder electing to demand appraisal must submit a written demand for appraisal. The written demand must reasonably inform Gencor of the identity of the stockholder and that the stockholder intends to demand appraisal of such stockholder’s shares.

      If the second-step transaction is approved other than at a meeting of the stockholders, Gencor, before the effective date of the transaction or within 10 days of such approval, must notify those stockholders entitled to appraisal rights under Section 262(d) (1) that the transaction was approved and that appraisal rights are available. If Gencor gives notice on or after the effective date of the transaction, the notice must also provide the effective date of the transaction. A stockholder electing such appraisal rights must notify Gencor in writing within 20 days after the date Gencor mailed its notice. The stockholder’s notice must reasonably identify the stockholder and the stockholder’s intent to demand appraisal.

      The Delaware Court of Chancery will determine the value of the shares upon a petition by either the surviving corporation of the second-step transaction or any stockholder who has complied with the above requirements for seeking appraisal. Such petition must be made within 120 days after the effective date of the second-step transaction. A stockholder who has complied with the above requirements is also entitled to make a written request for a statement from the surviving corporation that sets forth the following information: the aggregate number of shares not voted in favor of the transaction or with respect to which appraisal rights have been demanded; and the aggregate number of holders of such shares. The stockholder’s request must be made within 120 days after the effective date of the transaction. The surviving corporation must mail the statement within 10 days after the stockholder’s written request or within 10 days after the period for making appraisal demands has expired under DGCL Section 252(d).

      The Court of Chancery will appraise the shares and determine a fair value, exclusive of any value arising from the second-step transaction itself or from the expectation of it. The court may also include a fair rate of interest to be paid upon the amount it determines to be the fair value. Then, court will direct the surviving corporation to pay such fair value and interest, if any.

TITLE 8. DELAWARE GENERAL CORPORATION LAW
SECTION 262. APPRAISAL RIGHTS

      262. APPRAISAL RIGHTS.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through toe effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more

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shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to he effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(b) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title.

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require fox its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in much notice a copy of this section. Each stockholder electing the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in

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favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each holder of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each holder of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be to close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied win the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting in the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 clays after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice; of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

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      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder enticed to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholders certificates of stock to the Register in Chancery, if such is required, stay participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section,

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders enticed thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Count of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Count may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or Consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other dividends payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceedings in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they asserted to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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